SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Sunrise Assisted Living, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

SUNRISE ASSISTED LIVING, INC.

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

April 9, 2003

Dear Stockholder:

      You are cordially invited to attend the 2003 annual meeting of stockholders of Sunrise Assisted Living, Inc. to be held on Monday, May 12, 2003, at 9:00 a.m., at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia.

      The annual meeting has been called for the following purposes:

•	to elect three directors for terms of three years each;

•	to approve the 2003 stock option and restricted stock plan;

•	to approve an amendment to our restated certificate of incorporation to change our name to “Sunrise Senior Living, Inc.”; and

•	to transact such other business as may properly come before the annual meeting or any adjournments or postponements.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage-paid envelope.

Very truly yours,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

SUNRISE ASSISTED LIVING, INC.

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 12, 2003

       NOTICE IS HEREBY GIVEN that the 2003 annual meeting of stockholders of Sunrise Assisted Living, Inc. will be held at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on Monday, May 12, 2003 at 9:00 a.m., for the following purposes:

(1) to elect three directors of Sunrise for three-year terms and until their successors shall have been elected and qualified;

(2) to approve the 2003 stock option and restricted stock plan;

(3) to approve an amendment to Sunrise’s restated certificate of incorporation to change our name to “Sunrise Senior Living, Inc.”; and

(4) to transact such other business as may properly come before the meeting or any adjournments or postponements.

      The board of directors has fixed March 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournments or postponements. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited to attend the annual meeting.

      In the event that there are not sufficient votes to approve any one or more of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed to permit further solicitation of proxies by Sunrise.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia

April 9, 2003

      Whether or not you plan to attend the annual meeting, you are urged to complete, sign, date and return the enclosed proxy in the accompanying pre-addressed, postage-paid envelope. Your proxy may be revoked prior to the voting by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

SUNRISE ASSISTED LIVING, INC.

7902 Westpark Drive
McLean, VA 22102
(703) 273-7500

PROXY STATEMENT

2003 ANNUAL MEETING OF STOCKHOLDERS
MAY 12, 2003

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

       This proxy statement is furnished to stockholders of Sunrise Assisted Living, Inc. in connection with the solicitation by the board of directors of Sunrise of proxies to be used at the 2003 annual meeting of stockholders, to be held at The Ritz-Carlton — Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia on Monday, May 12, 2003 at 9:00 a.m., and at any adjournments or postponements.

      If the enclosed form of proxy is properly executed and returned to Sunrise in time to be voted at the annual meeting, the shares represented by the proxy will be voted consistent with the instructions marked on the proxy. Executed but unmarked proxies will be voted (a) FOR the election of the board of directors’ three nominees as directors; (b) FOR approval of the 2003 stock option and restricted stock plan; and (c) FOR approval of the amendment to our restated certificate of incorporation to change our name to “Sunrise Senior Living, Inc.” A copy of the 2003 stock option and restricted stock plan is attached to this proxy statement as Exhibit A. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies on the other matters as determined by a majority of Sunrise’s board of directors. The presence of a stockholder at the annual meeting will not automatically revoke a stockholder’s proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the secretary of Sunrise a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

      It is anticipated that this proxy statement will be mailed to stockholders on or about April 9, 2003. Sunrise will pay for the cost of soliciting proxies. In addition to soliciting proxies by mail, Sunrise, through its directors, officers and regular employees, may also solicit proxies personally or by telephone or telegraph. Sunrise also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, to send proxy materials to and obtain proxies from beneficial owners and will reimburse these holders for their reasonable expenses in so doing. Sunrise also has retained Georgeson Shareholder, a proxy soliciting firm, to assist in soliciting proxies. Sunrise will pay Georgeson Shareholder a fee of $5,000, plus reimbursement of out-of-pocket expenses.

      The securities which can be voted at the annual meeting consist of shares of common stock of Sunrise, par value $.01 per share. Each share entitles its owner to one vote on all matters. Sunrise’s restated certificate of incorporation does not provide for cumulative voting in the election of directors. The close of business on March 28, 2003 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of common stock outstanding on that date was 22,437,171.

      The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by the persons appointed by the board of directors to act as inspectors of election for the annual meeting. Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote, for purposes of determining the presence of a quorum at the annual meeting. Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented. Abstentions and broker non-votes will have the same effect as a negative vote on Proposals 2 and 3.

      A copy of Sunrise’s annual report to stockholders for the year ended December 31, 2002 accompanies this proxy statement. Sunrise is required to file an annual report on Form 10-K for the year ended December 31, 2002 with the SEC. Stockholders may obtain, free of charge, a copy of Sunrise’s 2002 annual report on Form 10-K, without exhibits, by writing to Sunrise Assisted Living, Inc., 7902 Westpark Drive, McLean, VA 22102, Attention: Corporate Secretary.

      If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. You may revoke your consent to householding at any time by sending your name, the name of your brokerage firm, and your account number to Householding Department, 51 Mercedes Way, Edgewood, NY 11717 (telephone number: 1-800-542-1061). The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of this proxy statement or our annual report to stockholders, we will send a copy to you if you address your written request to or call Sunrise Assisted Living, Inc., 7902 Westpark Drive, McLean, VA 22102, Attention: Investor Relations (telephone number: 703-273-7500). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Sunrise Assisted Living, Investor Relations in the same manner.

ELECTION OF DIRECTORS

(Proposal 1)

      Sunrise’s restated certificate of incorporation provides for a minimum of two directors and a maximum of 11 directors. The board of directors of Sunrise currently consists of ten members. The directors are divided into three classes, each consisting of approximately one-third of the total number of directors. The term of office of only one class expires in each year and their successors are elected for terms of three years and until their successors are elected and qualified. At the annual meeting, three directors will be elected, each for a three-year term. As described below, the board of directors’ nominees are Thomas J. Donohue, David W. Faeder and J. Douglas Holladay. The board of directors recommends that you vote FOR the board of directors’ three nominees for election as directors.

      Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Donohue, Faeder and Holladay for three-year terms. The board of directors believes that these nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of another person or persons as a majority of Sunrise’s board of directors may recommend. Under Sunrise’s bylaws, directors are elected by plurality vote.

Information as to Nominees and Other Directors

      The following table sets forth certain information regarding the board of directors’ three nominees for election as directors and those directors who will continue to serve as directors after the annual meeting.

	Age at
	March 28,	Director	For Term	Position(s) Held
	2003	Since (1)	To Expire	With Sunrise

Nominees:

Thomas J. Donohue	64	1995	2006	Director

David W. Faeder	46	1993	2006	Vice Chairman of the Board and Director

J. Douglas Holladay	56	2000	2006	Director

Continuing Directors:			Term Expires

Ronald V. Aprahamian	56	1995	2005	Director

David G. Bradley	50	1997	2005	Director

Teresa M. Klaassen (2)	47	1981	2005	Executive Vice President, Secretary and Director

Craig R. Callen	47	1999	2004	Director

Paul J. Klaassen (2)	45	1981	2004	Chairman of the Board and Chief Executive Officer

Peter A. Klisares	67	2000	2004	Director

J.W. Marriott, Jr.(3)	71	2003	2004	Director

(1)	The dates shown reflect the year in which these persons were first elected as directors of Sunrise or its predecessors.

(2)	Paul J. Klaassen and Teresa M. Klaassen are related as husband and wife.

(3)	Effective upon the closing of Sunrise’s acquisition of Marriott Senior Living Services, Inc. from Marriott International, Inc., which occurred on March 28, 2003, the board of directors increased the size of the board from nine to ten members and appointed J.W. Marriott, Jr. as a director for an initial term of office expiring at the 2004 annual meeting of stockholders.

      The principal occupations for the past five years of each of the three nominees for director and the seven directors whose terms of office will continue after the annual meeting are set forth below.

      Thomas J. Donohue is president and chief executive officer of the U.S. Chamber of Commerce, positions which he has held since 1997. From 1984 to September 1997, he was president and chief executive officer of the American Trucking Association, the national trade organization of the trucking industry. Mr. Donohue currently serves on the boards of directors of Union Pacific Corporation, a rail and trucking firm, Qwest Communications International Inc., a broadband Internet communications company, XM Satellite Radio Holdings Inc., a provider of audio entertainment and information programming, and Marymount University.

      David W. Faeder is vice-chairman of the Sunrise board. Since April 2002, Mr. Faeder also has been a consultant to Sunrise. He served as executive vice president and chief financial officer of Sunrise and its predecessor entities from 1993 to 1997. He was named president of Sunrise in July 1997 and served in that position until April 2000. Mr. Faeder was elected vice chairman of the Sunrise board effective April 2000. He is also the president of the Sunrise Assisted Living Foundation, Inc., a not-for profit organization associated with Paul and Teresa Klaassen. Prior to joining Sunrise, Mr. Faeder was an officer of Morgan Stanley and Credit Suisse First Boston. Mr. Faeder received his MBA, with honors, from the Darden School at the University of Virginia and is a CPA. He currently serves on the Board of Associates of the University of

Richmond, is a trustee of the Old Dominion University Educational Foundation and is the chairman of the Potomac Chapter of the Young Presidents Organization.

      J. Douglas Holladay is a general partner in two private equity firms with offices in New York and Washington, D.C.: Park Avenue Equity Partners, LP and Thornton Group, LLC, positions he has held since 1998 and 1996, respectively. Mr. Holladay has held senior positions with the international investment banking firm, Goldman, Sachs and Company, the State Department and the White House. While a diplomat, he was accorded the personal rank of ambassador. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Morehouse College, Harvard University, Heidrick & Struggles, an executive search firm, and United Way International.

      Ronald V. Aprahamian is a business consultant and private investor. He served as chairman of the board of Superior Consultant Holdings Corporation, a national healthcare information technology and strategic and operations management consulting firm, from October 2000 to March 2003 and currently serves as a director. He also served as a director of Metrocall, Inc., a wireless technology company from May 1995 to September 2002. Mr. Aprahamian was chairman of the board and chief executive officer of The Compucare Company, a health care information technology company, from 1988 until October 1996. From May 1997 to September 1998, he was a consultant to Sunrise.

      David G. Bradley is chairman and owner of Atlantic Media Company, which encompasses the Atlantic Monthly, National Journal, the Hotline, Government Executive and several on-line daily briefings, positions he has held since 2001. In 1979, he founded and is the former chairman of The Advisory Board Company, a Washington, D.C.-based research firm providing best practices research focusing on business strategy, operations and general management issues for the health care industry. The Corporate Executive Board Company, a firm providing best practices research and analysis focusing on corporate strategy, operations and general management issues for non-healthcare industries, was operated as a division of The Advisory Board Company until it was spun-off as a separate company in 1997. Mr. Bradley also serves on the board of directors of Georgetown University and the MD Anderson Cancer Center.

      Teresa M. Klaassen founded Sunrise with her husband Paul Klaassen in 1981. She has served as executive vice president and secretary of Sunrise and its predecessor entities since 1981. She currently serves as Sunrise’s chief cultural officer, developing programs that help the company remain focused on its commitment to core values and principles of service. Ms. Klaassen is a founding member of the Assisted Living Federation of America, the largest assisted living trade association, and currently serves on the boards of directors of several long-term care organizations. She is a member of the Committee of 200, a leadership group of select U.S. corporate women, the Board of Trustees of the Merritt Academy, The Board of Trustees of George Mason University and the Women’s Forum of Washington, D.C.

      Paul J. Klaassen founded Sunrise with his wife Teresa Klaassen in 1981. He has served as chairman of the board and chief executive officer of Sunrise and its predecessor entities since its inception. Mr. Klaassen is the founding chairman and a director of the Assisted Living Federation of America. He serves as a director of the U.S. Chamber of Commerce and The National Chamber Foundation. He also serves on the Board of Trustees of The Hudson Institute, The Institute for American Values and The Ethics and Public Policy Center, each a public policy think tank, The Trinity Forum, a leadership academy, and the Advisory Committee for the Department of Health Care Policy at Harvard University Medical School. He is currently President of the Netherland-America Foundation.

      Craig R. Callen is a Managing Director and the Head of US Health Care Investment Banking at Credit Suisse First Boston, L.L.C., a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette, Inc. (“DLJ”) in 2000. Prior to the acquisition, Mr. Callen was a Managing Director and Co-Head of Health Care Investment Banking at DLJ. Mr. Callen began his career with DLJ in 1984 and has advised health care companies exclusively since 1989.

      Peter A. Klisares is a principal owner of MIGG Capital Investment Company, an Ohio-based capital investment company, and a business consultant. Mr. Klisares previously served as president, chief operating officer and a director of Karrington Health, Inc., a provider of assisted living facilities, from August 1997 to

May 1999 when Karrington Health was acquired by Sunrise. Prior to this time, Mr. Klisares served in the following capacities with Worthington Industries, Inc., a manufacturer of processed steel and custom cast products: (a) executive vice president from August 1993 to July 1997, and (b) assistant to the chairman of the board of directors from December 1991 to July 1993. Before joining Worthington Industries, Inc., Mr. Klisares served as executive director of JMAC, Inc., an investment company, from May 1991 to December 1991 and as manufacturing vice president and general manager of AT&T, a telecommunications firm, for more than five years prior to May 1991. Currently, Mr. Klisares serves on the boards of Vistacare, a hospice care company, The Huntington National Bank, a national bank, Dominion Homes, Inc., a residential construction firm, and MPW Industrial Services, an industrial support services firm. Under the terms of the merger agreement for the Karrington Health acquisition, Sunrise has appointed Mr. Klisares to Sunrise’s board as the representative of JMAC, Inc., Karrington Health’s largest stockholder. As long as JMAC, Inc. continues to beneficially own at least 500,000 shares of Sunrise common stock, Sunrise has agreed to re-nominate Mr. Klisares, or another nominee of JMAC, Inc. reasonably acceptable to Sunrise’s directors, and solicit proxies for his reelection as a director.

      J.W. Marriott, Jr. is chairman of the board and chief executive officer of Marriott International, Inc. He joined Marriott Corporation in 1956, became president and a director in 1964, chief executive officer in 1972 and chairman of the board in 1985. Mr. Marriott also is a director of the Naval Academy Endowment Trust. He serves on the Board of Trustees of the National Geographic Society, The J. Willard & Alice S. Marriott Foundation, and is a member of the Executive Committee of the World Travel & Tourism Council and the Business Council. Mr. Marriott has served as chairman and chief executive officer of Marriott International since Marriott International’s inception in 1997, and served as chairman and chief executive officer of the company’s predecessors from 1985 to 1998.

Other Executive Officers

      The principal occupation during the past five years of Sunrise’s other executive officers follows:

      Thomas B. Newell, 45, has been president of Sunrise since April 2000. Previously, he served as general counsel of Sunrise and president of Sunrise Development, Inc., Sunrise’s development subsidiary, from January 1996 until April 1, 2000, and as an executive vice president of Sunrise from May 1996 until April 1, 2000.

      Tiffany L. Tomasso, 40, has served as an executive vice president since March 1998 and, effective April 1, 2000, she began serving as president of Sunrise’s management services division. She joined Sunrise in 1993 as regional vice president in charge of developing assisted living facilities in New Jersey, Pennsylvania and Delaware, and was promoted in 1994 to senior vice president. Before 1993, Ms. Tomasso was vice president of operations for assisted living and healthcare at Presbyterian Homes of New Jersey. She previously served in a variety of long-term care administrator positions in facilities owned by HBA Management, Inc.

      Christian B.A. Slavin, 45, has served as an executive vice president of Sunrise since May 1999. He served as chief financial officer from May 1999 until April 2000 at which time he was named head of Sunrise’s properties division. From 1994 to May 1999, Mr. Slavin was a director of Prudential Securities, Inc., working both in real estate investment banking and mergers and acquisitions. Previously, he operated a mid-size fully integrated industrial real estate concern and a third-party warehousing and logistics company.

      Brian C. Swinton, 58, has served as an executive vice president since May 1996. Effective April 1, 2000, he became president of Sunrise Senior Ventures, Inc., Sunrise’s venture subsidiary and was president of Sunrise At-Home Senior Living, Inc., Sunrise’s joint venture company that provides assisted living services to individuals in their own homes from September 2000 until December 2002. From January 1994 to April 1996, Mr. Swinton was a senior vice president of Forum Group, Inc., a developer and operator of continuing care retirement communities and assisted living properties, where his responsibilities included marketing, sales, feasibility, construction and product development. From 1986 to 1994, Mr. Swinton served as vice president, product development, sales and marketing for Marriott Senior Living, Inc., a subsidiary of Marriott International, Inc. prior to March 28, 2003, where he headed the development of Brighton Gardens, Marriott’s assisted living product line, and Stratford Court, Marriott’s independent living product line.

      Larry E. Hulse, 47, joined Sunrise in 1995 as chief accounting officer becoming senior vice president and chief financial officer in March 2000. Previously, Mr. Hulse was with the international accounting firm of Ernst & Young from 1980 until October of 1995. As senior manager at Ernst & Young, Mr. Hulse provided accounting, audit, tax and consulting services to various industries and clients, including Sunrise.

      John F. Gaul, 35, joined Sunrise in October 2002 as senior vice president and general counsel. Mr. Gaul was formerly a partner at Hogan & Hartson L.L.P. in Washington, D.C., where he practiced in the firm’s Corporate, Securities and Finance group from September 1994 to October 2002.

      Executive officers are elected annually and serve at the discretion of the board of directors.

Meetings and Committees of the Board of Directors and Nominations by Stockholders

      During 2002, Sunrise’s board of directors held four regular meetings and four special meetings. For the 2002 period, no director attended less than 75 percent of the aggregate of (a) the total number of meetings held by the board of directors and (b) the total number of meetings held by all committees of the board of directors on which the director served. Sunrise has the following standing committees of its board of directors:

      Executive Committee. The members of the executive committee are Messrs. Klaassen and Faeder and Ms. Klaassen. The executive committee has been delegated all of the powers of the board of directors, when the board of directors is not in session, to the extent permitted under the Delaware General Corporation Law. Mr. Klaassen chairs the committee. The executive committee held no meetings during 2002.

      Audit Committee. The members of the audit committee are Messrs. Aprahamian, Donohue and Bradley, all of whom are independent directors. Mr. Aprahamian chairs the committee. The duties and responsibilities of the audit committee are set forth in the written audit committee charter adopted by the board of directors. Among other duties and responsibilities, the audit committee makes recommendations to the full board concerning the engagement of Sunrise’s independent auditors, reviews the results and scope of the annual audit and other services provided by Sunrise’s independent auditors and reviews the adequacy of Sunrise’s internal accounting controls. A report of the audit committee is included in this annual proxy statement. The audit committee held four meetings during 2002.

      Compensation Committee. On August 23, 2002, the board of directors reconstituted the then existing compensation and stock option committees into one committee designated as the compensation committee. Prior to its reconstitution, the members of the compensation committee were Messrs. Aprahamian, Callen and Donohue and the members of the stock option committee were Messrs. Bradley, Callen and Donohue. Mr. Donohue chaired both committees. The former compensation committee met once in 2002. The former stock option committee met twice in 2002. The members of the reconstituted compensation committee are Messrs. Aprahamian, Bradley and Donohue. Mr. Donohue is the chairman of the reconstituted compensation committee. Among other duties and responsibilities, the compensation committee is responsible for reviewing and approving annual base salary and bonus amounts, any long-term incentive compensation, any employment agreements, severance agreements, change in control and similar agreements and any perquisites for executive officers. The compensation committee is also responsible for reviewing and approving special or supplemental benefits for the Chief Executive Officer and the other executive officers and for administering and implementing Sunrise’s compensation plans and equity-based plans in which directors, the Chief Executive Officer, other executive officers and other employees of Sunrise and its subsidiaries may be participants. The reconstituted compensation committee held three meetings during 2002.

      Investment Committee. The investment committee was formed in 2001 for the principal purpose of advising and otherwise assisting the board in evaluating new ventures and investment opportunities. The members of the investment committee are Messrs. Faeder, Holladay and Callen. Mr. Faeder chairs the committee. The investment committee held one meeting during 2002.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee was formed in August 2002 to assist the board in identifying individuals qualified to become board members and to recommend nominees for the annual meeting of stockholders. The committee is also responsible for developing and recommending to the board a set of corporate governance principles for

Sunrise, leading the board in its annual review of the board’s performance, and making recommendations for nominees for each board committee. The members of the nominating and corporate governance committee are Messrs. Holladay, Donohue and Aprahamian. Mr. Holladay is the chair of the committee. The nominating and corporate governance committee held no meetings during 2002.

      The nominating and corporate governance committee has recommended to the board, and the board has nominated, Messrs. Donohue, Faeder and Holladay for election as directors at the annual meeting. Sunrise’s bylaws require that stockholder nominations for directors be made by timely notice in writing to the secretary of Sunrise. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of Sunrise not less than 60 days prior to the meeting. However, if less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which notice of the date or public disclosure was made. Public notice of the expected date of the annual meeting was made on February 28, 2003 by the issuance of a press release. A stockholder’s notice of nomination must set forth information specified in Sunrise’s bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. Sunrise’s bylaws provide that no person may be elected as a director unless nominated in accordance with the procedures set forth in the bylaws.

Compensation of Directors

      Non-employee directors are reimbursed for expenses incurred in attending meetings of the board of directors. No fees are paid for attendance at board or committee meetings. However, Sunrise directors are typically granted stock options on an annual basis.

      In 2002, Mr. Aprahamian received a grant of ten-year non-qualified stock options for 9,000 shares of common stock at an exercise price of $26.05 per share. Mr. Bradley received a grant of ten-year non-qualified stock options for 7,000 shares of common stock at an exercise price of $26.05 per share. Mr. Callen received a grant of ten-year non-qualified stock options for 8,000 shares of common stock at an exercise price of $26.05 per share. Mr. Donohue received a grant of ten-year non-qualified stock options for 12,000 shares of common stock at an exercise price of $26.05 per share. Mr. Holladay received a grant of ten-year non-qualified stock options for 6,000 shares of common stock at an exercise price of $26.05 per share. Peter A. Klisares received an option grant for 5,000 shares of common stock at an exercise price of $26.05 per share.

      Sunrise entered into a consulting agreement with David W. Faeder effective as of April 1, 2000. Under the consulting agreement, Mr. Faeder performed consulting services as and when reasonably requested by the chairman of the board and chief executive officer or by the president of Sunrise. On May 31, 2001, the consulting agreement was amended to provide an annual compensation rate of $177,000 per year and up to $131,000 in additional bonuses, payable quarterly or at certain milestones. At that time, Mr. Faeder was rehired as an employee for limited purposes and received an annual salary of $85,000 and was eligible to participate in Sunrise’s health and benefits plans. Effective April 1, 2002, the consulting agreement was further amended to increase Mr. Faeder’s annual compensation rate to $190,000 per year and to increase the additional bonuses to up to $137,500, payable quarterly or at certain milestones. This consulting agreement expired on March 31, 2003. Under the terms of the consulting agreement, all of Mr. Faeder’s then existing options continued to vest and be exercisable or available as if his employment with Sunrise had continued through March 31, 2003. Mr. Faeder’s total compensation in 2002 under these arrangements was $483,639, which included the amounts paid under the arrangements described above, approximately $64,387 in connection with the exercise of outstanding stock options and $1,125 for personal use of a company car. Mr. Faeder also received an option grant of ten-year non-qualified stock options for 65,000 shares of common stock at an exercise price of $27.15 per share in 2002.

      The company and Mr. Faeder are currently negotiating a new arrangement pursuant to which he would provide certain services. The final terms of such arrangement are expected to be set forth in a written agreement to be signed by Sunrise and Mr. Faeder.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth, for the years ended December 31, 2002, 2001 and 2000, the cash compensation paid by Sunrise, as well as other compensation paid or accrued during those years, to Sunrise’s chief executive officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 in 2002.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation Awards

								Number of
						Restricted		Securities
Name and Principal					Other Annual	Stock		Underlying
Position(s)(1)	Year	Salary($)	Bonus($)		Compensation($)	Awards(2)($)		Options(#)

Paul J. Klaassen	2002	$373,414	$400,000		$–0–	$–0–		–0–
Chairman of the Board	2001	300,000	412,500	(3)	113,592 (4)	–0–	(5)(6)	–0–
and Chief Executive Officer	2000	242,000	37,500		–0–	–0–		350,000

Thomas B. Newell	2002	289,897	225,000		–0–	3,268,530		–0–
President	2001	252,465	131,000		–0–	–0–	(5)(6)	70,000
	2000	215,600	37,500		–0–	–0–		85,000

Tiffany L. Tomasso	2002	221,012	112,500		–0–	–0–		60,000
Executive Vice President	2001	207,423	105,000		–0–	–0–	(6)	30,000
and President,	2000	197,000	37,500		–0–	–0–		70,000
Management Services

Christian B.A. Slavin	2002	221,012	112,500		–0–	–0–		60,000
President and Executive	2001	207,423	105,000		–0–	–0–	(6)	60,000
Vice President, Properties	2000	197,000	37,500		–0–	–0–		145,000 (7)

Larry E. Hulse	2002	181,809	92,500		–0–	34,485		40,000
Senior Vice President and	2001	170,939	86,500		–0–	–0–		25,000
Chief Financial Officer	2000	157,000	30,000		–0–	–0–		32,222

(1)	Reflects current positions held.

(2)	The number and value of the aggregate restricted stock holdings of Sunrise common stock at December 31, 2002 for each named executive officer are as follows:

	Number of Restricted
Name	Common Stock Holdings	Value

Paul J. Klaassen	15,400	$383,152

Thomas B. Newell	125,000	3,110,000

Tiffany L. Tomasso	–0–	–0–

Christian B.A. Slavin	–0–	–0–

Larry E. Hulse	–0–	–0–

Messrs. Newell and Hulse were granted 2,000 and 1,500 shares of restricted stock, respectively, in February 2003. The shares of restricted stock granted to Messrs. Newell and Hulse in February 2003 vest on the first anniversary of the grant date. Messrs. Klaassen and Newell were granted 23,100 and 125,000 shares of restricted stock, respectively, in 2002. The 23,100 shares of restricted stock granted to Mr. Klaassen, in lieu of a portion of his 2001 bonus (as described below), vest in three equal installments: 7,700 shares of restricted stock vested immediately on the grant date, 7,700 shares of restricted stock vested on March 21, 2003 and 7,700 will vest on March 21, 2004. The 125,000 shares of restricted stock granted to Mr. Newell vest in two equal installments, the first on March 21, 2007 and the second on March 21, 2012. All shares of restricted stock granted to Messrs. Klaassen, Newell and Hulse are entitled to dividends on the same basis as any dividends declared and paid on shares of Sunrise’s unrestricted common stock.

(3)	In 2001, Mr. Klaassen earned $412,500 in bonus. However, at his option, he elected to convert $400,000 of this bonus amount to a grant of 23,100 shares of restricted stock, subject to the approval by stockholders of the 2002 Stock Option and Restricted Stock Plan which occurred at the 2002 annual meeting. The 23,100 shares of restricted stock vest in three equal installments: 7,700 shares of restricted stock vested immediately on the grant date, 7,770 shares of restricted stock vested on March 21, 2003 and 7,700 will vest on March 21, 2004.

(4)	Includes $105,000 representing the value of the personal use by Mr. Klaassen of a corporate jet leased by Sunrise and a car allowance of $8,592.

(5)	Includes awards on September 12, 2001 of 52.5 shares of restricted stock (.0525% of the issued and outstanding common stock) in Sunrise At-Home, Sunrise’s at-home assisted living joint venture, to each of Paul Klaassen and Thomas Newell, respectively, for their participation as directors of Sunrise At-Home. Each paid $.01 per share, the fair market value at the date of grant, as determined by the Sunrise-At-Home board based upon the perceived value of the restricted shares. The awards were made at the discretion of Sunrise-At-Home’s board of directors, which was comprised of three representatives of Sunrise (Messrs. Klaassen, Newell and Faeder), two representatives of Sunrise’s joint venture partner, and one independent board member. In February 2002, Messrs. Klaassen and Newell surrendered their restricted stock awards in Sunrise At-Home for cancellation.

(6)	Includes awards of 2,815 partnership units, 2,815 partnership units, 1,267 partnership units, and 1,267 partnership units in Holdings I, Sunrise’s international DLJ joint venture, for 0.66%, 0.66%, 0.3%, and 0.3% of the issued and outstanding ordinary partnership interests in that joint venture on September 24, 2001 to Paul Klaassen, Thomas Newell, Tiffany Tomasso and Christian Slavin, respectively. Each paid $.10 per unit, the fair market value at the date of grant, as determined by Sunrise Assisted Living Investments, Inc. (“SALII”), as the general partner of Holdings I, based upon the then perceived value of the ordinary partnership interests. SALII is a wholly-owned subsidiary of Sunrise. The partnership units vested 75% as of the date of grant and the remaining 25% vested July 30, 2002. Under the terms of the joint venture, after Sunrise’s joint venture partners (DLJ, now Credit Suisse First Boston and certain of its affiliated entities) receive preferred distributions of 9% on their $39 million initial equity investment in Holdings I, holders of ordinary partnership interests are entitled to share on a pro rata basis with Sunrise’s joint venture partners in distributions up to an amount that would provide our joint venture partners with a return equal to the greater of (a) two and one-half times their initial investment in the joint venture or (b) the total of (x) 100% of the partners invested capital plus (x) a 30% cumulative annual return on their investment. In February 2002, Messrs. Klaassen and Newell surrendered their partnership units in Holdings I for cancellation. The estimated value of the Holdings I ordinary partnership units held by Mr. Slavin and Ms. Tomasso at December 31, 2002 is approximately $254.

(7) Includes options on 75,000 shares repriced in 2001.

Option Grants

      The following table contains certain information with respect to stock options granted in 2002 to each of the named executive officers of Sunrise. All options granted in 2002 were ten-year non-qualified options.

Option Grants In Last Fiscal Year

Potential Realizable Value at
	Shares of				Assumed Annual Rates of
	Common Stock	% of Total	Exercise		Stock Price Appreciation for
	Underlying	Options Granted	or Base		Option Term
	Options	to Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/Sh)	Date	5% ($)	10% ($)

Paul J. Klaassen	–0–	–0–	–0–	–0–	–0–	–0–

Thomas B. Newell	–0–	–0–	–0–	–0–	–0–	–0–

Tiffany L. Tomasso	60,000	5.7	27.15	5/17/12	1,024,469	2,596,206

Christian B.A. Slavin	60,000	5.7	27.15	5/17/12	1,024,469	2,596,206

Larry E. Hulse	40,000	3.8	27.15	5/17/12	682,980	1,730,804

(1)	These options vest over a four-year period. Vesting is accelerated if the options are not assumed in connection with any dissolution or liquidation of Sunrise, the sale of substantially all of Sunrise’s assets, a merger, reorganization or consolidation in which Sunrise is not the surviving corporation or any other transaction (including, without limitation, a merger or reorganization in which Sunrise is the surviving corporation) approved by the board of directors of Sunrise which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of Sunrise.

Option Exercises and Holdings

      The following table sets forth information with respect to each of the named executive officers of Sunrise concerning the exercise of stock options during 2002, the number of securities underlying unexercised options at the 2002 year-end and the 2002 year-end value of all unexercised in-the-money options held by such individuals.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

			Number of Securities
	Shares		Underlying		Value of Unexercised In-the-
	Acquired on		Unexercised Options(#)		Money Options($)(1)
	Exercise	Value
Name	(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul J. Klaassen	–0–	$–0–	262,500	87,500	$2,050,125	$683,375

Thomas B. Newell	51,700	728,855	405,386	171,250	403,680	976,206

Tiffany L. Tomasso	–0–	–0–	283,500	193,750	717,553	738,956

Christian B.A. Slavin	21,000	303,970	89,500	195,000	450,251	645,806

Larry E. Hulse	16,806	242,116	67,500	87,361	78,163	395,272

(1)	Market values of underlying securities at exercise or year-end minus the exercise price.

Long-Term Incentive Plan

      The following table sets forth information with respect to each of the named executive officers of Sunrise concerning awards under Sunrise’s Long-Term Incentive Cash Bonus Plan, the amount of time until payment of the bonus and the estimated future payments under the long-term incentive cash bonus plan.

Long-Term Incentive Plans — Awards

in Last Fiscal Year

	Number of Shares,	Performance or Other	Estimated Future Payouts
	Units or Other	Period Until	Under Non-Stock
	Rights	Maturation or	Price-Based Plans Target
Name	(#)(1)	Payout	($ or #)

Paul J. Klaassen	–0–	–0–	$–0–

Thomas B. Newell	–0–	–0–	–0–

Tiffany L. Tomasso	12.5%	5 yrs	183,750

Christian B.A. Slavin	12.5%	5 yrs	183,750

Larry E. Hulse	–0–	–0–	–0–

(1)	Percentage of the executive officer bonus pool as further described below.

      Effective August 23, 2002, the board adopted a long-term incentive cash bonus plan (the “LTIC Bonus Plan”) to provide incentives to certain key officers and other Sunrise employees who contribute to the success of Sunrise’s wholly-owned limited liability company (“SUNCO”) and two international joint ventures, PS UK Investment (Jersey) Limited Partnership (“PS UK”) and PS Germany Investment (Jersey) Limited Partnership (“PS Germany”). The LTIC Bonus Plan links payment of cash bonuses to the distribution of cash to Sunrise by SUNCO with respect to SUNCO’s interest in PS UK and PS Germany. Each participant in the LTIC Bonus Plan receives a percentage of the executive officer bonus pool or non-executive officer bonus pool, as applicable, funded by cash distributed to Sunrise by SUNCO. The percentage of the executive officer and non-executive officer bonus pools that are not allocated to plan participants are allocated to Sunrise.

      Plan participants do not acquire, by reason of the LTIC Bonus Plan or any bonus agreement entered into pursuant to the LTIC Bonus Plan, any right in or title to any asset, funds, or property of Sunrise, SUNCO, PS UK or PS Germany whatsoever, including any specific funds, assets or other property which Sunrise, SUNCO, PS UK and PS Germany may set aside in anticipation of a liability under the LTIC Bonus Plan.

Participants have only a contractual right to the amounts, if any, payable pursuant to the LTIC Bonus Plan agreement unsecured by any asset of Sunrise, SUNCO, PS UK or PS Germany. Nothing in the LTIC Bonus Plan or plan agreements constitutes a guarantee by Sunrise, SUNCO, PS UK or PS Germany that the assets held for distribution under the LTIC Bonus Plan shall be sufficient to pay any benefit to any person.

      Except as otherwise provided in a separate LTIC Bonus Plan agreement, each bonus vests and becomes distributable at a rate of twenty percent per year over a five-year period. A participant may become one hundred percent vested in his or her bonus upon (a) the participant’s termination from employment by reason of death, disability, normal retirement or in connection with a change of control of Sunrise (as defined in the LTIC Bonus Plan), (b) the participant’s termination from employment without cause, or (c) the termination of the LTIC Bonus Plan. If the participant’s employment with Sunrise terminates for any other reason prior to the participant fully vesting in his or her bonus, then the participant forfeits all rights to receive any distribution for the unvested portion of the participant’s bonus. If the participant’s employment with Sunrise terminates by reason of his or her death, disability, normal retirement, without cause, for good reason (as defined in the LTIC Bonus Plan), or in connection with a change in control of Sunrise, then the participant will be eligible for bonuses that would otherwise have been payable to him with respect to the plan year of termination and all future plan years. Such distributions, if any, will be made to the participant (or his or her beneficiary in the case of death) in the same form and at the same time as all other participants in the LTIC Bonus Plan.

      Bonuses that become payable under the LTIC Bonus Plan are paid from cash distributed to Sunrise by SUNCO with respect to SUNCO’s interests in PS UK and PS Germany. Further, no bonus will be paid to any participant unless and until Sunrise Assisted Living Investments, Inc., a wholly-owned subsidiary of Sunrise (“SALII”) and partner in PS UK and PS Germany, receives distributions from PS UK and/or PS Germany sufficient to provide SALII with (i) a return of its capital contributions to PS UK and/or PS Germany and (ii) repayment of any partner loan made by SALII to PS UK and/or PS Germany as of the date of the initial distribution of cash to SUNCO.

      Sunrise may not terminate the LTIC Bonus Plan until after August 23, 2007, after which Sunrise has the sole right to terminate the LTIC Bonus Plan by action of its board of directors at any time. No such action may adversely affect the bonuses awarded pursuant to the LTIC Bonus Plan agreements then in existence. If Sunrise terminates the LTIC Bonus Plan prior to August 23, 2012, then each participant will be entitled to receive the fair market value of his or her bonus that would otherwise have been payable to him or her, based upon the projected distribution of cash to Sunrise by SUNCO, based upon SUNCO’s interest in PS UK and PS Germany as of the date of the termination of the LTIC Bonus Plan. Sunrise’s board of directors would determine the fair market value of such Bonus.

      The LTIC Bonus Plan does not specify thresholds or maximum payout amounts. The target estimate for payouts in the table above is based on projected overall financial performance of PS UK and PS Germany, including projected operating performance of the properties, financing, execution of the sale/long-term manage back program for the joint venture properties and return on equity to the PS UK and PS Germany partners, including Sunrise.

Equity Compensation Plan Information

      The following table sets forth the following information as of Sunrise’s 2002 year-end for (i) all compensation plans previously approved by our stockholders and (ii) all compensation plans not previously approved by our stockholders:

(a)	the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(b)	the weighted-average exercise price of such outstanding options, warrants and rights; and

(c)	other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of Securities	Weighted-Average	Under Equity
	to be Issued Upon	Exercise Price of	Compensation Plans
	Exercise of	Outstanding	(Excluding
	Outstanding Options,	Options, Warrants	Securities Reflected
	Warrants and Rights	and Rights	in Column (a))
Plan Category(1)	(a)	(b)	(c)

Equity compensation plans approved by stockholders (2)	6,094,290	$22.39	430,576 (3)

Equity compensation plans not approved by stockholders (4)	392,311	15.36	896

Total	6,486,601	21.97	432,243

(1)	Excludes options to purchase 64,664 shares of Sunrise common stock outstanding pursuant to the Karrington Health Incentive Plan with a weighted average exercise price of $32.92.

(2)	Consists of the Sunrise Assisted Living, Inc. 1995 Stock Option Plan, as amended, 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 2000 Stock Option Plan, 2001 Stock Option Plan, 2002 Stock Option and Restricted Stock Plan, Employee Stock Purchase Plan, and options to purchase up to 50,000 shares of Sunrise common stock under the 1996 Directors’ Option Plan, as amended.

(3)	Includes 187,123 shares available for issuance under the Sunrise Employee Stock Purchase Plan.

(4)	Consists of Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, and options to purchase 25,000 shares of Sunrise common stock under a 1997 amendment to the 1996 Directors’ Option Plan, which amendment was not approved by Sunrise’s stockholders. We refer to Sunrise’s 1996 Non-Incentive Stock Option Plan, as amended, in this proxy statement as the 1996 Non-Incentive Plan, and Sunrise’s 1996 Directors’ Option Plan, as amended, in this proxy statement as the 1996 Director Plan.

      1996 Non-Incentive Stock Option Plan, as amended

      The 1996 Non-Incentive Plan was approved by the board of directors on December 13, 1996 and amended by the board on March 16, 1997. The 1996 Non-Incentive Plan was not approved by our stockholders.

      The 1996 Non-Incentive Plan authorizes the grant of options to purchase shares of Sunrise common stock to any employee of Sunrise or any subsidiary of Sunrise as the board of directors shall determine and designate, as well as any consultant or advisor providing bona fide services to Sunrise or any subsidiary of Sunrise, subject to certain limited exceptions. A total of 1,100,000 shares of Sunrise common stock may be issued pursuant to options granted under the 1996 Non-Incentive Plan. Shares issued under the 1996 Non-Incentive Plan become available for future grants if any option expires, terminates, or is terminated or canceled for any reason prior to exercise.

      Options granted under the 1996 Non-Incentive Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement applicable to the option grant. The option exercise price will not be less than the greater of par value or the fair market value of a share of Sunrise common stock on the date of grant. Each option will vest and become exercisable over a period commencing on or after the date of grant, as determined by the compensation committee. In the event of any changes in the Sunrise common stock by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Sunrise, the number and kind of shares for the acquisition of which options may be granted under the 1996 Non-Incentive Plan shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the option immediately following such event shall, to the extent practicable, be the same as immediately before such event.

      The board may amend, suspend or terminate the 1996 Non-Incentive Plan as to any shares of Sunrise common stock as to which options have not been granted. No amendment, suspension or termination,

however, may alter or impair rights or other obligations under any option previously granted under the 1996 Non-Incentive Plan without the consent of the holder.

     1996 Directors’ Option Plan, as amended

      The board of directors adopted on August 25, 1996 and the stockholders approved on April 28, 1997, Sunrise’s 1996 Directors’ Stock Option Plan. At the time of the board’s adoption and the stockholders’ approval of the 1996 Directors’ Stock Option Plan, 50,000 shares of Sunrise common stock were reserved for issuance under that plan. On November 4, 1997, the board of directors amended Sunrise’s 1996 Directors’ Stock Option Plan to increase the number of shares available for issuance under the plan from 50,000 to 75,000 shares of Sunrise common stock. This amendment was not approved by our stockholders because stockholder approval was not required under NASDAQ National Market listing requirements then-applicable to Sunrise. As of December 31, 1999, no shares remained available for grant under the plan.

      Under the 1996 Directors’ Stock Option Plan, upon becoming a director, a non-executive director of Sunrise would receive an initial grant of options to purchase 10,000 shares of Sunrise common stock. Following each annual meeting of stockholders where the director was re-elected, the director would receive an additional grant of 5,000 options. Options granted under the 1996 Director Plan give the option holder the right to purchase shares of Sunrise common stock at a price fixed in the stock option agreement executed by the option holder and Sunrise at the time of grant. The option exercise price will not be less than the fair market value of a share of Sunrise common stock on the date the option is granted. The period for exercising an option begins on the date of grant and generally ends ten years from the date the option is granted. In the event of any changes in the Sunrise common stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or other exchanges of shares and the like, appropriate adjustments will be made by the board of directors to the number of shares of Sunrise common stock available for issuance under the 1996 Director Plan, the number of shares subject to outstanding options, or the exercise price per share of outstanding options.

      Subject to certain limitations, the board of directors may at any time suspend or terminate the 1996 Director Plan, and may amend it from time to time in such respects as the board may deem advisable; provided, however, to the extent required under Rule 16b-3 under the Securities Exchange Act of 1934 as in effect at the time of such amendment, the board shall not amend the 1996 Director Plan in the following respects without the approval of stockholders then sufficient to approve the 1996 Director Plan in the first instance: (a) to materially increase the benefits accruing to participants under the 1996 Director Plan (for example, to increase the number of options that may be granted to any Director); (b) to materially increase the maximum number of shares of Sunrise common stock that may be issued under the 1996 Director Plan; or (c) to materially modify the requirements as to eligibility for participation in the 1996 Director Plan. No amendment, suspension or termination of the Plan, however, shall, without the optionee’s consent, alter or impair any rights or obligations under any stock option agreement previously entered into under the 1996 Director Plan.

Compensation Committee Interlocks and Insider Participation

      From January to August 2002, Messrs. Aprahamian, Donohue and Callen served on the compensation committee. In August 2002, the compensation committee was reconstituted to include Messrs. Aprahamian, Donohue and Bradley as its members.

      Craig R. Callen, a current Sunrise director, is a Managing Director and the Head of US Health Care Investment banking at Credit Suisse First Boston, a subsidiary of Credit Suisse Group which acquired Donaldson, Lufkin & Jenrette Securities Corporation in 2000. Prior to that acquisition, he was a Managing Director and Co-Head of Health Care Investment Banking at Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette Securities Corporation provided financial advisory services to Sunrise during 2001.

      DLJ Capital Corporation is an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. In 1998 and 1999, Sunrise entered into joint ventures with several affiliates of The Sprout Group, DLJ Capital

Corporation and Donaldson, Lufkin & Jenrette Securities Corporation in order to raise up to $71.8 million in equity capital for the development of up to 26 assisted living projects in the United States, the United Kingdom and Canada. Mr. Callen holds a 1.1375% membership interest in two of the U.S. joint ventures.

      The joint ventures have acquired or assumed purchase contracts for 24 properties, 11 in the United States, five in the United Kingdom and eight in Canada. On September 24, 2001, Sunrise and the DLJ/ Sprout Group affiliates (now Credit Suisse First Boston) revised the joint venture arrangements to allow the periodic sale of properties from the joint venture with retention of long-term management arrangements (“Holdings I”). As of December 31, 2002, Sunrise had provided $2.8 million of equity capital to the Holdings I joint venture with $36.4 million provided by the other Credit Suisse First Boston affiliates. Sunrise has also committed to provide a revolving credit arrangement of up to approximately $4.3 million in principal to a subsidiary of the Holdings I joint venture. Interest on advances made under the credit arrangement accrues at 12% for $3.0 million per annum and LIBOR + 2% per annum for the remaining amounts. As of December 31, 2002, the outstanding principal balance and unpaid accrued interest under the credit arrangement totaled approximately $5.0 million. Also in September 2001, Credit Suisse First Boston exercised its right under the prior joint venture arrangements to provide equity of approximately $20 million for the development and management of up to five additional properties in the United Kingdom and Canada (“Holdings II”). As of December 31, 2002, $4.5 million in equity capital had been provided to the Holdings II joint venture by Sunrise and Credit Suisse First Boston.

      Sunrise and its affiliates have agreed to provide subordinated debt to the Holdings I joint venture for each approved project in an amount equal to the difference between the property level debt for each approved project and the amount required to maintain a 75% loan-to-cost ratio. Interest on the subordinated debt accrues at 12.5% per annum and the subordinated debt matures on the date the approved project is sold. As of December 31, 2002, $17.2 million of subordinated debt was outstanding. The outstanding balance includes accrued interest of approximately $0.9 million.

      In the United States, DLJ Capital Corporation (now Credit Suisse First Boston) affiliates have agreed to provide $12.6 million in equity capital to various joint ventures jointly owned and operated by Sunrise. Sunrise has agreed to provide up to $3.2 million of equity capital in these joint ventures. As of December 31, 2002, Sunrise had provided approximately $3.2 million, and the other investors had provided approximately $11.5 million, of equity capital to the various U.S. joint ventures. Sunrise has also entered into revolving credit agreements with each of the U.S. joint ventures with principal amounts of up to $16 million each. Interest on advances made under each of the credit arrangements accrues at a rate of 10% per annum. As of December 31, 2002, the outstanding principal balances and unpaid accrued interest under these credit arrangements totaled approximately $32.2 million.

      In addition to its equity capital investment, Sunrise provides management and development services to all the joint ventures on a contract-fee basis with rights to acquire assets in the future. Sunrise recognized management fees from the above-referenced joint ventures of $4.4 million in 2002.

      On January 11, 2002, Sunrise entered into a $92 million secured term facility with, among others, Credit Suisse First Boston Corporation, in order to provide the company with a committed source of funds to enable it to redeem its then outstanding 5 1/2% convertible notes due 2002. The $92 million drawn under the secured term facility was repaid on the same day from the proceeds of a convertible note offering that closed in January 2002, as described below.

      In addition, on January 22, 2002, Credit Suisse First Boston was an initial purchaser in our January 2002 Rule 144A private placement of $125 million aggregate principal amount of 5 1/4% convertible subordinated notes due February 1, 2009.

Stock Performance Graph

      The graph below compares the total return on an investment in our common stock to the cumulative total return for the Standard & Poor’s Small Cap 600 Stock Index and to the cumulative total return for an index comprised of a peer group of companies. The peer group index is based on the total return for investments in the common stock of American Retirement Corporation, Beverly Enterprises, Inc., Capital Senior Living and Manor Care, Inc.

      The graph assumes the investment of $100 in Sunrise’s common stock on December 31, 1997. The graph also assumes investments on the same date of $100 each in the S&P SmallCap 600 Index and the companies comprising the peer group indices.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG SUNRISE ASSISTED LIVING, INC., THE S&P SMALLCAP 600 INDEX
AND A SELECTED PEER GROUP

*	$100 INVESTED ON 12/31/97 IN STOCK OR INDEX- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

Copyright© 2002, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/ S&P.htm

REPORT ON EXECUTIVE COMPENSATION

      The board of directors and its compensation committee have prepared the following report on Sunrise’s policies with respect to the compensation of executive officers for 2002.

      Prior to August 2002, the board of directors made all decisions on 2002 salaries and bonuses for Sunrise’s executive officers, based upon the recommendation of the compensation committee. In August 2002, the compensation committee was delegated the authority to discharge the board of director’s responsibilities relating to compensation for the Chief Executive Officer and other executive officers. The compensation committee’s responsibilities include the annual review and approval of base salaries, bonus amounts, long-term incentive compensation, any employment, severance, and change in control agreements (including any amendments, supplements or waivers to these agreements), perquisites, and special or supplemental benefits for the Chief Executive Officer and executive officers.

      In accordance with the terms of his employment agreement entered into in September 2000, bonus awards for Sunrise’s Chairman and Chief Executive Officer have been and will continue to be made by the compensation committee. For bonus awards to executive officers other than Sunrise’s Chairman and Chief Executive Officer, the compensation committee approves bonus targets for each individual based on the recommendation of the Chief Executive Officer, with respect to the President, and based on the recommendation of the Chief Executive Officer and the President, with respect to the Executive Vice Presidents, the Chief Financial Officer and the General Counsel. The achievement of the bonus target is determined by the individual’s supervisor.

      Prior to August 2002, the stock option committee of the board of directors approved the granting of stock options and restricted stock to the executive officers. In August 2002, the compensation committee was delegated the authority to administer and implement Sunrise’s incentive compensation plans and equity-based plans, including approving option grants and restricted stock or other awards to the Chief Executive Officer, other executive officers and Sunrise employees.

Compensation of Executive Officers

      The compensation policies of Sunrise are designed to enable Sunrise to attract, motivate and retain experienced and qualified executives. Sunrise seeks to provide competitive compensation. Sunrise’s policy has been to provide a significant component of an executive officer’s compensation through the grant of stock options. In 2002, Sunrise also added grants of restricted stock as an incentive to key executives. Sunrise believes that grants of stock options and restricted stock to executives, and grants of stock options to employees generally, help align the interests of these persons with the interests of Sunrise’s stockholders.

      The following describes in more specific terms the elements of compensation of executive officers for 2002:

     Base Salaries

      Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent. Base salaries for executive officers are reviewed annually by the compensation committee (prior to August 2002, by the board of directors) based on various factors, including individual performance and responsibilities.

     Bonuses

      In 2002, bonuses were used to reward and compensate some employees for achieving certain goals set by Sunrise’s management. Sunrise may use cash incentives from time to time to help motivate the attainment of management objectives.

     Stock Options

      Stock options are considered an effective long-term incentive because gains are linked to increases in the stock value, which in turn provides stockholder gains. Stock options were granted by the stock option committee, and are now granted by the compensation committee, at an exercise price equal to the market price of the common stock at the date of the grant. The options typically vest in equal portions over a four-year period, and are exercisable within ten years from the date of grant. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value to Sunrise’s stockholders through appreciation of the stock price. The compensation committee believes that stock options have been helpful in attracting and retaining skilled executive personnel.

      Reflecting Sunrise’s belief in the value and desirability of all employees having a proprietary interest in Sunrise, in 2002, Sunrise granted stock options covering a total of 1,197,575 shares of common stock to approximately 420 employees. This number includes options covering an aggregate of 160,000 shares of common stock granted to Messrs. Slavin and Hulse and Ms. Tomasso.

     Restricted Stock

      In 2002, the board of directors adopted and the stockholders approved the 2002 stock option and restricted stock plan. Restricted stock is considered an effective long-term incentive for individuals as it provides them with an opportunity to acquire or increase their proprietary interest in the company and encourages key individuals to continue to serve the company long-term. An individual’s rights to purchase restricted stock and vesting provisions are set forth in restricted stock purchase agreements. The full benefit of the restricted stock grant is realized upon the appreciation of Sunrise’s stock price, providing an incentive for key employees to create value for Sunrise’s stockholders through their service to Sunrise. The compensation committee believes that restricted stock has and will be helpful in attracting and retaining skilled executive personnel.

      In 2002, Sunrise granted 125,000 shares of restricted stock to Mr. Newell. The 125,000 shares of restricted stock granted to Mr. Newell vest in two equal installments, the first on March 21, 2007 and the second on March 21, 2012. In February 2003, Sunrise granted 2,000 shares of restricted stock to Mr. Newell and 1,500 shares of restricted stock to Mr. Hulse in consideration of their service in 2002. The shares of restricted stock granted to Messrs. Newell and Hulse in February 2003 vest on the first anniversary of the grant date. The purchase price for the restricted stock grants is $.01 per share.

CEO’s Compensation

      In September 2000, Mr. Klaassen entered into a written employment agreement with Sunrise. The agreement has a five-year term and shall be extended on an annual basis for additional terms of five-years, unless earlier terminated. Base salary is subject to annual review at or around January 1. In addition to his base salary, Mr. Klaassen is eligible to receive additional bonus compensation based on achievement of certain performance goals, as set and determined by the compensation committee. See “Employment Agreement” for additional information.

      Mr. Klaassen received a salary of $373,414 in 2002. In 2002, Mr. Klaassen earned a bonus of $400,000 under the terms of his employment agreement.

      In 2002, Sunrise engaged Arthur Anderson LLP to conduct a competitive market survey of chief executive officer compensation of publicly-traded and privately-held long-term care providers. Based on this market analysis and Sunrise’s financial performance in 2002, the compensation committee concluded that Mr. Klaassen’s recommended salary and bonus were reasonable and competitive in light of Mr. Klaassen’s contributions as Chief Executive Officer. In making these determinations, the compensation committee considered, among other factors, the significant growth of Sunrise in revenues, EBITDA and net income in 2002 over 2001.

Compensation Deductibility Policy

      Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, Sunrise’s policy is to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to Sunrise’s executive officers.

Respectfully submitted,

The Board of Directors Paul J. Klaassen, Chairman Ronald V. Aprahamian Thomas J. Donohue David W. Faeder Teresa M. Klaassen David G. Bradley J. Douglas Holladay Peter A.. Klisares Craig R. Callen	Compensation Committee* Thomas J. Donohue, Chairman David G. Bradley Ronald V. Aprahamian Stock Option Committee* Thomas J. Donohue, Chairman Craig R. Callen Ronald V. Aprahamian

*	In August 2002, the stock option and compensation committees were reconstituted into one committee designated as the compensation committee.

Employment Agreement

      In September 2000, Sunrise entered into an employment agreement with Paul J. Klaassen under which Mr. Klaassen serves as its chairman and chief executive officer. His salary under the employment agreement for 2002 was $373,414. Mr. Klaassen also received a bonus of $400,000 for his service in 2002 based upon the achievement of performance goals established by the compensation committee. Mr. Klaassen’s salary and bonus are subject to annual review by the compensation committee.

      In addition, Mr. Klaassen is entitled to a fully-insured executive medical/dental plan providing supplemental coverage for him and/or his family for those items not covered under Sunrise’s general health plan, and to continuation of such coverage, notwithstanding any termination of his employment agreement for any reason, until age 65. The maximum insurance benefit available to Mr. Klaassen under this supplemental coverage is $1 million.

      In 2001, Sunrise also agreed, notwithstanding any termination of the employment agreement, that Sunrise would make contributions of $150,000 per year for 12 years into a non-qualified deferred compensation plan, in lieu of providing life insurance coverage required by Mr. Klaassen’s employment agreement. At the end of the 12 year period, Mr. Klaassen will be entitled to receive any gains realized from the investment of the amounts contributed by Sunrise and Sunrise will receive any remaining amounts. Pursuant to the terms of his employment agreement, on September 11, 2000, Mr. Klaassen also was awarded an option grant for 350,000 shares, vesting in four equal installments beginning on December 31, 2000.

      Mr. Klaassen’s employment agreement is initially for five years, subject to automatic annual renewal for a five year period, unless earlier terminated. If Mr. Klaassen’s employment agreement is terminated by Sunrise for good cause or by Mr. Klaassen for other than “good reason,” death or disability, Sunrise is required to: (a) pay Mr. Klaassen his accrued base salary and any bonus amount earned but not yet paid; (b) make additional payments to Mr. Klaassen each year for three consecutive years equal to his annual salary and bonus for the year of termination; and (c) provide to Mrs. Klaassen (and his children through their attainment of age 22), in the event of his death after termination of his employment agreement, and to Mr. Klaassen in the event of his disability after termination of his employment agreement, medical insurance through the date he would attain age 65. Upon termination of Mr. Klaassen’s employment agreement due to his death or disability, by Sunrise for other than good cause or by Mr. Klaassen for “good reason,” Sunrise is required to make corresponding payments to him or his estate. In addition, any stock options held by him would become fully vested.

      Upon a “change in control” of Sunrise, Mr. Klaassen would be entitled to: (a) his base salary and annual bonus amount for the remaining term of his employment agreement; (b) additional payments each year for three consecutive years equal to his annual salary and bonus for the year of termination; (c) full vesting of any stock options; (d) continuation of medical insurance as described above; and (e) the severance amount payable to him under the Senior Executive Severance Plan. See “Senior Executive Severance Plans” below. Sunrise also is required to pay Mr. Klaassen a disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt as of the change in control. To the extent this amount is a golden parachute payment under section 280G of the Internal Revenue Code of 1986, Sunrise is required to pay him an amount necessary to gross up such amount for any excise taxes.

      Sunrise also has agreed to indemnify Mr. Klaassen against all claims, actions, awards and judgments, including costs and attorneys’ fees, in connection with acts or decisions made by him in good faith as a director or as an officer of Sunrise.

      For purposes of Mr. Klaassen’s employment agreement, “good reason” is generally defined to mean: (a) the assignment to Mr. Klaassen by the board of duties materially inconsistent with the duties of chairman and chief executive officer; (b) a material change in the nature or scope of Mr. Klaassen’s authority; (c) the occurrence of material acts or conduct on the part of Sunrise or its officers which have as their purpose forcing the resignation of Mr. Klaassen or preventing him from performing his duties and responsibilities; (d) a material breach by Sunrise of any material provision of the employee agreement; or (e) requiring Mr. Klaassen to be based more than 50 miles from McLean, Virginia.

      “Change in control” is generally defined to mean: (a) any person or group that becomes the beneficial owner of 20% or more of the common stock or securities representing 20% or more of the combined voting power of all voting securities of Sunrise; (b) a change in the composition of a majority of the board of directors of Sunrise, subject to specified exceptions; (c) a merger, reorganization, consolidation or similar transaction in which the respective beneficial owners of the outstanding common stock and any other voting securities of Sunrise immediately before such transaction are not expected to beneficially own immediately after the transaction, in substantially the same proportions as immediately before the transaction, more the 60% of the common stock and combined voting power of the securities entitled to vote generally in the election of directors of the corporation resulting from the transaction; or (d) a plan of liquidation of Sunrise or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Sunrise.

Senior Executive Severance Plans

      Effective as of February 25, 2000, the Sunrise board of directors adopted senior executive severance plans under which designated executive officers of Sunrise are eligible to receive severance benefits if such executive officer’s employment with Sunrise is terminated by the executive officer within two years after a “change in control” for “good reason” or if, following a change in control, the executive officer’s employment is terminated by Sunrise for any reason other than for “cause.” Each of the named executive officers is eligible to participate under these plans.

      For purposes of the plans, a “change in control” means, generally, the acquisition by a third party of more than 50% of the outstanding common stock of Sunrise or of the combined voting power of all voting securities of Sunrise entitled to vote generally in the election of directors, a change in the composition of the board of directors of Sunrise whereby the members of the Sunrise board on the effective date of the plans, or any successor board member approved by a majority of the then-existing Sunrise board members, cease to constitute at least a majority of the board of directors or a liquidation of dissolution of Sunrise approved by Sunrise stockholders. A change of control also will be deemed to occur upon the consummation of a reorganization, merger, consolidation or sale or other disposition of substantially all of the assets of Sunrise, unless, following the transaction, the holders of the outstanding common stock and voting securities of Sunrise immediately prior to the transaction beneficially own more than 50% of the outstanding common stock and voting securities of the resulting entity, no person or entity who did not previously beneficially own 35% or more of the outstanding common stock or voting securities of Sunrise beneficially owns 35% or more of the outstanding common stock or voting securities of the resulting entity and at least a majority of the members of the Sunrise board prior to the transaction continue to serve as members of the board of the resulting entity.

      Under the plans, “good reason” means, generally, a reduction in the executive officer’s salary, benefits or bonus eligibility, other than reductions also generally applicable to peer employees, a substantial reduction in the employee’s responsibilities or areas of supervision or an office relocation outside the metropolitan area in which the office of the executive officer was previously located. “Cause” is generally deemed to exist if the executive officer is convicted of fraud or theft against Sunrise or a crime involving moral turpitude, if the employee is found to have compromised trade secrets or other valuable proprietary information of Sunrise, or if the employee has engaged in gross or willful misconduct that causes and will continue to cause in the future substantial and material harm to the business and operations of Sunrise or any of its affiliates.

      The amount of the severance benefit payable to a named executive officer (other than the chief executive officer) under the plans generally equals the sum of (a) the accrued obligations of Sunrise to the executive officer as of the date of termination of the executive officer’s employment, (b) three times the sum of the executive officer’s annual base salary, which is calculated as the greater of the annual base salary payable to the executive officer at the time of termination of employment or twelve times the employee’s highest monthly base salary paid or payable to the executive officer in respect of the twelve-month period immediately preceding the month of termination, and the executive officer’s annual bonus, which is calculated as the highest amount paid to the executive officer as bonus payments in a single year during the last three full fiscal years before the date of termination of employment, and (c) an additional amount based on a Black-Scholes value methodology for unexercised options previously granted to the executive officer with exercise prices in excess of $24.00. In the case of the chief executive officer, instead of any amount under (c) above, the chief executive officer would be entitled to receive an amount equal to 0.5% of the total enterprise value of Sunrise based upon the value realized in the “change in control” transaction. In addition, Sunrise also is required to pay Mr. Klaassen a disposition fee of 1% of Sunrise’s enterprise value, defined as its market capitalization plus debt as of the change in control of Sunrise. See “Employment Agreement” above. If the payments to an executive officer, including the chief executive officer, constituted a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and the executive officer would receive a greater payment after taxes if the payments were capped at three times the executive officer’s annual compensation includible in the executive officer’s taxable income for federal income tax purposes during the preceding five years, less $1.00, then the payment would be reduced to that amount (other than with respect to Mr. Klaassen who is entitled to payment for excise taxes pursuant to his employment agreement). The severance payments are payable in a lump sum within thirty days of the date of termination.

      Under the plans, the executive officer and the executive officer’s family also would be entitled to continued medical and other benefits for one year after the date of termination of the executive officer’s employment with Sunrise unless they become otherwise eligible to receive similar benefits through another employer. The senior executive severance plans also effectively amend all stock option grants previously made to the executive officers covered by the plans to make them vest immediately prior to a change in control. The executive officers covered by the plans would not be obligated to seek further employment in order to mitigate the amount of severance payments.

      The severance plans terminate on February 25, 2005, but will be automatically extended if necessary in the event of a change in control during the term of the plans so that the plans will remain in full force and effect until two years after the change in control and until all payments have been made. Notwithstanding the foregoing, the board of directors may amend, suspend or terminate the plans at any time prior to commencement of a change in control transaction.

REPORT OF THE AUDIT COMMITTEE

      The audit committee oversees Sunrise’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The audit committee has reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Sunrise’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Sunrise, including the matters in the written disclosure required by the Independent Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

      The audit committee discussed with Sunrise’s independent auditors the overall scope and plans for their respective audits. The audit committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Sunrise’s internal controls, and the overall quality of Sunrise’s financial reporting. The audit committee held four meetings during fiscal year 2002.

      In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

Ronald V. Aprahamian, Chairman
Thomas J. Donohue
David G. Bradley

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires Sunrise’s directors, officers and beneficial owners of more than 10% of Sunrise’s outstanding equity securities to file with the SEC initial reports of ownership of Sunrise’s equity securities and to file subsequent reports when there are changes in such ownership. Based on a review of reports submitted to Sunrise for 2002, Sunrise believes that all Section 16(a) filing requirements for that year applicable to such persons were complied with on a timely basis.

Certain Transactions

      Sunrise leases the real property on which its Fairfax, VA facility is located from Teresa M. Klaassen and Paul J. Klaassen under a 99-year ground lease entered into in June 1986. The ground lease provides for monthly rent of $21,272, as adjusted annually based on the consumer price index. Annual rent expense for 2002 was $299,000. Sunrise has subleased approximately 50% of the property subject to the ground lease to Sunrise Assisted Living Foundation, Inc., a not-for-profit organization associated with the Klaassens. The Sunrise Foundation operates a school and day care center on the property. The sublease terminates upon expiration of the ground lease and provides for monthly rent equal to 50% of all of the rent payable under the ground lease. The Sunrise Foundation also reimburses Sunrise for use of office facilities and support services. Reimbursements for 2002 were $149,500.

      In May 2001, Sunrise guaranteed an $8.1 million loan made to Sunrise of Fairfax, a subsidiary of Sunrise, for a facility which is located on the same parcel of land as a school owned and operated by the Sunrise Foundation. Since the land could not be subdivided for purposes of obtaining a separate loan under as favorable terms and conditions, a portion of the proceeds from the loan were used by Sunrise of Fairfax to make a $4 million mortgage loan to the Sunrise Foundation. The $4 million loan was used by the Sunrise Foundation to renovate portions of the school and is secured by the school building. Further, the Sunrise Foundation has provided a guaranty to Sunrise for payment of the loan. Interest on the loan to the Sunrise Foundation accrues at LIBOR plus 2.75% per annum. Principal and interest payments are due monthly based on a 25-year amortization schedule at a rate of 6.689%. Payment of the unpaid principal balance plus accrued and unpaid interest, due in January 2003, was extended to April 2003. The aggregate amount of indebtedness outstanding at any time during 2002 was $4 million. The aggregate amount of indebtedness outstanding at March 1, 2003 was $4 million. It is anticipated that the loan to the Sunrise Foundation will be paid in full by September 2003.

      In February 2000, Sunrise made a $150,000 loan to Mr. Slavin and his spouse in connection with the purchase of his personal residence. The principal balance, together with accrued interest at a rate of 6.12% per annum, is due on February 11, 2005. The loan is secured by a second deed of trust entered into in March 2000. The aggregate amount of indebtedness outstanding at any time during 2002 was $176,459. The aggregate amount outstanding on March 1, 2003 was $127,524.

      The Klaassens lease real property located in Fairfax County, Virginia from Sunrise for use as a residence under a 99-year ground lease entered into in June 1994. The rent is $1.00 per month. This property is part of a parcel, which includes Sunrise’s Oakton facility, that was previously transferred by the Klaassens to Sunrise in connection with a financing transaction. Rather than attempting to subdivide the parcel, which would have caused a significant delay in completing the financing transaction, Sunrise agreed to lease back the residence to the Klaassens as a condition to the transfer of the property.

      On March 28, 2003, Sunrise completed the acquisition of all of the outstanding stock of Marriott International’s wholly owned subsidiary, Marriott Senior Living Services, Inc. Following the closing of the transaction, J.W. Marriott, Jr. joined Sunrise’s board of directors. Mr. Marriott is the chairman and chief executive officer of Marriott International. At the closing, Sunrise paid Marriott International approximately $93 million in cash (subject to certain possible post-closing adjustments) to acquire all of the outstanding stock of Marriott Senior Living, and assumed approximately $38 million of working capital liabilities and other funding obligations, of which $22.8 million is payable to Marriott International in four installments by May 18, 2003, as well as approximately $23 million of life care endowment obligations, the majority of which are expected to be refinanced with proceeds from the issuance of new endowment obligations as new residents enter the communities. In addition, Sunrise guaranteed approximately $32 million of lease payments under 14 of Marriott Senior Living’s operating leases, which are currently guaranteed by Marriott International. Sunrise also agreed to provide Marriott International with a guarantee with respect to the other funding obligations and the 14 lease guarantees to the extent Marriott International remains obligated under its guarantees of these arrangements after the transaction closes. In connection with the transaction, Marriott International agreed to provide certain transitional administrative and information resource services to Sunrise through September 2003, which are estimated to cost approximately $2.4 million, and agreed to lease certain office space to Sunrise through December 31, 2003 at a base rent of $119,790 per month.

      For a description of certain other transactions involving Sunrise and its directors, see “Compensation Committee Interlocks and Insider Participation.”

APPROVAL OF

2003 STOCK OPTION AND RESTRICTED STOCK PLAN
(Proposal 2)

      On March 19, 2003, the board of directors adopted the 2003 stock option and restricted stock plan, subject to approval of stockholders at the annual meeting. As of that date, there were approximately 900 directors, officers and employees of Sunrise and its subsidiaries who would be eligible to participate in the 2003 stock option and restricted stock plan.

      The principal provisions of the 2003 stock option and restricted stock plan are summarized below. This summary is not complete and is qualified in its entirety by the terms of the 2003 stock option and restricted stock plan, a copy of which is attached to this proxy statement as Exhibit A.

     Description of 2003 Stock Option and Restricted Stock Plan

      The plan will be administered by the compensation committee. A total of 750,000 shares of common stock will be reserved for issuance under the plan. All directors, officers and employees of Sunrise or any subsidiary as the board of directors may designate and determine from time to time, and any consultant or advisor providing bona fide services to Sunrise or any subsidiary (provided that such services must not be in connection with the offer or sale of securities in a capital-raising transaction), whose participation in the 2003 stock option and restricted stock plan is determined by the compensation committee to be in the best interests of Sunrise will be eligible to receive option grants or grants of restricted stock or stock units under the plan. The plan will terminate ten years after March 19, 2003, the effective date of the plan. Only employees may be granted incentive stock options.

      Awards under the 2003 Stock Option and Restricted Stock Plan. The plan permits the grant of options, restricted stock and stock units. In the case of options, the option exercise price will be fixed by the compensation committee when the option is granted. However, the per share option exercise price may not be less than the fair market value of Sunrise common stock on the date of grant, as determined in good faith by the compensation committee. The purchase price for restricted stock may not be less than the par value of the shares. Options to purchase no more than 250,000 shares of common stock, and restricted stock or stock units relating to no more than 250,000 shares, may be granted to any one eligible individual annually under the plan. The compensation committee may modify or waive any limitation or condition imposed at the time of grant on the vesting or exercise of an option, including to accelerate or extend the period during which an option may be exercised.

      No person may receive an incentive stock option if, at the time of grant, the person owns directly or indirectly more than 10% of the total combined voting power of Sunrise unless the option price is at least 110% of the fair market value of the common stock and the exercise period of the incentive stock option is by its terms limited to five years. There is also a $100,000 limit on the value of common stock, determined at the time of grant, covered by incentive stock options that first become exercisable by an optionee in any calendar year.

      Payment. Payment for shares purchased upon exercise of options under the plan may be made: (a) in cash; (b) to the extent permitted by applicable law and under the terms of the award agreement, by exchanging shares of common stock with a fair market value equal to or less than the total option price plus cash for any difference; (c) in the case of optionees who are not executive officers or directors, if permitted by the award agreement and applicable law, by delivery of a promissory note of the person exercising the option; or (d) by a combination of the foregoing. Payment in full of the option price need not accompany the written notice of exercise if the notice directs that the stock certificate for the shares for which the option is exercised are to be delivered to a licensed broker acceptable to Sunrise as the agent for the individual exercising the option and, at the time the stock certificate is delivered, the broker pays to Sunrise the option price in cash or cash equivalent. Executive officers and directors will not be permitted to use the cashless method of exercise described in the preceding clause (b) without the express prior consent of Sunrise. The payment for restricted shares shall be made in a form set forth in the award agreement.

      Transferability. Options granted under the plan generally are non-transferable except by will or by the laws of descent and distribution upon the death of the award holder. At the time a grant of restricted stock or stock units is made, the compensation committee may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such restricted stock or stock units. Each award of restricted stock or stock units may be subject to a different restricted period. The compensation committee may, in its sole discretion, at the time a grant of restricted stock or stock units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the restricted stock or stock units. Restricted stock or stock units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the stock option committee with respect to such restricted stock or stock units.

      Adjustments. In the event of stock splits, stock dividends, recapitalizations, combinations of shares and similar events, the plan provides for adjustment of the number of shares available for grant, including the limitation on the number of shares subject to awards that may be granted to eligible individuals, and the number of shares and the per share exercise price or purchase price for shares subject to unexercised options or restricted stock and stock units. Upon any dissolution or liquidation of Sunrise, the sale of substantially all of Sunrise’s assets, a merger, reorganization or consolidation in which Sunrise is not the surviving corporation or any other transaction approved by the board of directors which results in any person or entity owning 80% or more of the total combined voting power of all classes of stock of Sunrise, the plan and the options granted under the plan will terminate and the restricted stock and stock units will become vested, unless provision is made for the continuation of the plan, the assumption of outstanding options and restricted stock and stock units or the substitution of new options and restricted stock and stock units of the successor corporation or a parent or subsidiary. In the case of the termination of options, the options will be exercisable during the period designated by the board of directors prior to the consummation of the transaction.

      The board of directors may terminate or amend the plan at any time. However, amendment or termination of the plan may not, without the consent of the holder of the award, alter or impair the rights or obligations under any award previously granted under the plan.

      Based on the closing price of $23.83 per share on March 28, 2003, the aggregate market value of the 750,000 shares of common stock reserved for issuance under the 2003 stock option and restricted stock plan is $17,872,500.

     Federal Income Tax Consequences

      Incentive Stock Options. The grant of an incentive option will not be a taxable event for the optionee or for Sunrise. An optionee will not recognize taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply and any gain realized upon a disposition of shares of stock received upon the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares for at least two years after the date of grant and for one year after the date of exercise. Sunrise will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

      For the exercise of an option to qualify for the foregoing tax treatment, the optionee generally must be an employee of Sunrise or a subsidiary from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period for exercise following termination of employment is extended to one year. In the case of an employee who dies, both the time for exercising incentive stock options after termination of employment and the holding period for stock received through the exercise of the option are waived.

      If all of the foregoing requirements are met except the holding period requirement mentioned above, the optionee will recognize ordinary income upon the disposition of the stock in an amount generally equal to the excess of the fair market value of the stock at the time the option was exercised over the option exercise price but not in excess of the gain realized on the sale. The balance of the realized gain, if any, will be capital gain. The employer corporation will be allowed a business expense deduction to the extent the optionee recognizes ordinary income subject to Section 162(m) of the Internal Revenue Code summarized below.

      If an optionee exercises an incentive stock option by tendering shares of common stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the optionee had acquired the shares being transferred upon the exercise of an incentive stock option and had not satisfied the holding period requirement summarized above. If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise, other than minimum taxable income as discussed above, and the tax basis of the shares exchanged would be treated as the substituted basis for the shares received. If the optionee used shares received upon the exercise of an incentive stock option as to which the optionee had not satisfied the applicable holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares.

      Non-Qualified Options. The grant of a non-qualified option will not be a taxable event for the optionee or Sunrise. Upon exercising a non-qualified stock option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, except that, if the optionee is subject to certain restrictions imposed by the securities laws, the measurement date will be deferred, unless the optionee makes a special tax election within 30 days after exercise. Upon a subsequent sale or exchange of shares acquired upon the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares. The tax basis of the shares generally would equal the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised.

      If the optionee surrenders shares of common stock in payment of part or all of the exercise price for non-qualified options, no gain or loss will be recognized with respect to the shares surrendered regardless of whether the shares were acquired upon the exercise of a qualified option, and the optionee will be treated as receiving an equivalent number of shares upon the exercise of the option in a nontaxable exchange. The basis of the shares surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares received following the exercise of the option will be taxed as ordinary income. The optionee’s basis in the additional shares will be equal to the amount included in the optionee’s income.

      If the employer corporation complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income.

      Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of common stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the common stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the common stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If the employer corporation complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the corporation will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

      Stock Units. There are no immediate tax consequences of receiving an award of stock units under the 2003 stock option and restricted stock plan. A grantee who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of the shares issued to such grantee at the end of the restriction period, or if later, the payment date. If the employer corporation complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, the employer corporation will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

New Plan Benefits

2003 Stock Option and Restricted Stock Plan

      The table below indicates restricted stock awards made under the 2003 stock option and restricted stock plan, all of which are subject to stockholder approval of the plan at the annual meeting. The purchase price of the restricted stock awards was in each case $.01 per share. The restricted stock awarded to each of the persons named below vests on the first date after March 19, 2008 that is during a window period in which Sunrise insiders are not restricted from selling shares of Sunrise common stock.

	Dollar Value ($)	Number of
Name and Position	(1)	Shares

Paul J. Klaassen
Chairman of the Board and Chief Executive Officer	$–0–	–0–

Thomas B. Newell
President	–0–	–0–

Tiffany L. Tomasso
Executive Vice President and President, Management Services	999,993	41,946

Christian B.A. Slavin
Executive Vice President and President, Properties	999,993	41,946

Larry E. Hulse
Senior Vice President and Chief Financial Officer	499,996	20,973

Executive Group	2,899,993	121,644

Non-Executive Director Group	–0–	–0–

Non-Executive Officer Employee Group	1,500,013	62,920

(1)	Represents the closing price of $23.85 for Sunrise common stock on March 18, 2003, the last trading day prior to the date of the awards, less the purchase price, multiplied by the number of restricted shares of Sunrise common stock awarded.

      If the stockholders approve the 2003 stock option and restricted stock plan at the annual meeting, Sunrise will record compensation expense when the shares of restricted stock vest in an aggregate amount equal to the fair market value of the restricted stock awards on May 12, 2003 less the purchase price paid for the restricted stock.

     Reasons for Obtaining Stockholder Approval

      The board of directors has approved the 2003 stock option and restricted stock plan subject to stockholder approval at the annual meeting. Sunrise is submitting the 2003 stock option and restricted stock plan for stockholder approval at the annual meeting because stockholder approval is required to (a) qualify the 2003 stock option and restricted stock plan under Section 422 of the Internal Revenue Code relating to the grant of qualified stock options, (b) obtain a federal income tax deduction under Section 162(m) of the Internal Revenue Code for compensation recognized by grantees in connection with the awards granted under the 2003 stock option and restricted stock plan and (c) satisfy the listing requirements of the New York Stock Exchange.

      Section 422 of the Internal Revenue Code and applicable Treasury regulations condition incentive stock option treatment for option grants on stockholder approval of the plan under which the qualified stock options are granted. Under Section 162(m) of the Internal Revenue Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of qualified performance-based compensation.

      To satisfy this definition: (a) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (b) the performance goals under which compensation is paid must be established by a compensation committee having the authority to establish and administer performance goals and comprised solely of two or more directors who qualify as “outside directors” for purposes of the exception; (c) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of Sunrise before payment is made in a separate vote; and (d) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

      Under applicable Treasury regulations, in the case of compensation attributable to stock options, the performance goal requirement, summarized in (a) above, and the stockholder approval requirement, summarized in (c) above, are deemed satisfied, and the certification requirement, summarized in (d) above, is inapplicable, if: (a) the grant or award is made by a compensation committee satisfying the above requirements; (b) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified time period to an employee; (c) the option exercise price equals or exceeds the fair market value of the stock on the date of grant; and (d) the stock option plan is approved by stockholders.

      To the extent that the compensation committee determines that an award of restricted stock or stock units shall meet the requirements of Code section 162(m) and the regulations thereunder for qualifying as performance-based compensation, one or more of the following business criteria for Sunrise, on a consolidated basis, and/or specified subsidiaries or business units of Sunrise (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the compensation committee in establishing performance goals for restricted stock and stock unit awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity and (15) revenue.

      Under the New York Stock Exchange’s stockholder approval policy, stockholder approval of the plan also is required in order to list the shares of common stock reserved under the plan for trading on the NYSE.

     Required Vote

      The approval of the 2003 stock option and restricted stock plan by a majority of votes cast is required; provided that the total vote cast on the proposal to approve the plan represents over 50% of the shares of common stock entitled to vote thereon at the annual meeting. Abstentions and any broker non-votes will be included when calculating the number of shares of common stock entitled to vote on this proposal at the annual meeting. For purposes of determining the number of votes cast, abstentions will be treated as votes cast, and any broker non-votes will not be treated as votes cast. The board of directors recommends a vote FOR approval of the 2003 stock option and restricted stock plan.

APPROVAL OF AN AMENDMENT

TO SUNRISE’S RESTATED CERTIFICATE OF
INCORPORATION TO CHANGE SUNRISE’S NAME TO
“SUNRISE SENIOR LIVING, INC.”
(Proposal 3)

      The board of directors has adopted a resolution setting forth a proposed amendment to Section 1 of Sunrise’s restated certificate of incorporation for the purpose of changing Sunrise’s name from “Sunrise

Assisted Living, Inc.” to “Sunrise Senior Living, Inc.” and has declared its advisability. The proposed amendment would amend Section 1 of Sunrise’s restated certificate of incorporation to read in its entirety as set forth below:

“ARTICLE 1. NAME

      The name of this corporation is Sunrise Senior Living, Inc. (the “Corporation”).”

      The board of directors believes that changing our name to Sunrise Senior Living, Inc. will better reflect the substantial expansion of our senior living business resulting from our recent acquisition of Marriott Senior Living Services, Inc. from Marriott International and the broad scope of services offered by the combined organization.

      If the amendment is adopted, stockholders will not be required to exchange outstanding stock certificates for new certificates. Additionally, Sunrise’s NYSE ticker symbol, “SRZ,” will not be affected by the name change.

      If approved by the stockholders, the amendment to Article 1 of Sunrise’s restated certificate of incorporation will become effective upon filing a certificate of amendment to Sunrise’s restated certificate of incorporation with the Secretary of State of the State of Delaware, which filing is expected to take place shortly after the annual meeting. However, under applicable Delaware law, the board of directors is authorized at any time before the effectiveness of the filing of the certificate of amendment with the Secretary of State of the State of Delaware, notwithstanding authorization of the proposed amendment by the stockholders, to abandon the proposed amendment without further action by the stockholders.

      If the stockholders do not approve the proposed amendment, then the certificate of amendment will not be filed.

     Required Vote

      Approval of the proposed amendment to our restated certificate of incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote thereon at the annual meeting. Abstentions and broker non-votes will have the same effect as a negative vote on this proposal. The board of directors recommends a vote FOR approval of the proposed amendment to Sunrise’s restated certificate of incorporation to change Sunrise’s name to Sunrise Senior Living, Inc.

INDEPENDENT PUBLIC ACCOUNTANTS

      The board of directors has appointed Ernst & Young LLP to act as Sunrise’s independent public accountants for 2003. Representatives of Ernst & Young LLP will be present at the annual meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ernst & Young LLP was first appointed to act as Sunrise’s independent public accountants in November 1994.

     Audit Fees

      The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of Sunrise’s annual financial statements for 2002 and the reviews of the financial statements included in Sunrise’s Form 10-Qs for 2002 was $500,000.

     All Other Fees

      The aggregate fees billed by Ernst & Young LLP for all other services consist of $600,000 for outsourced tax compliance and related tax services and $300,000 for audit-related services, for a total of $900,000. The audit committee of the board has considered whether the provision of the foregoing non-audit services by Ernst & Young, LLP is compatible with maintaining Ernst & Young’s independence.

STOCK OWNED BY MANAGEMENT

      The following table sets forth certain information with respect to beneficial ownership of the common stock as of March 1, 2003 by (a) each director and nominee for director of Sunrise; (b) each named executive officer of Sunrise; and (c) all executive officers and directors of Sunrise as a group.

Name and Position(s)	Amount and Nature of	Percent of Common
with Sunrise	Beneficial Ownership(1)	Stock Outstanding

Paul J. Klaassen(2)	3,227,280	13.2%
Chairman of the Board and Chief Executive Officer

Teresa M. Klaassen(2)	3,227,280	13.2%
Executive Vice President and Secretary

David W. Faeder(3)	548,560	2.4%
Vice Chairman of the Board

Thomas B. Newell(4)	620,475	2.8%
President

Christian B. A. Slavin(5)	108,292	*
Executive Vice President and President of Properties Division

Tiffany L. Tomasso(6)	362,475	1.6%
Executive Vice President and President of Management Services Division

Larry E. Hulse(7)	81,902	*
Senior Vice President and Chief Financial Officer

Thomas J. Donohue(8)	90,000	*
Director

Peter A. Klisares(9)	44,907	*
Director

Ronald V. Aprahamian(10)	169,000	*
Director

David G. Bradley(11)	36,000	*
Director

Craig R. Callen(12)	38,000	*
Director

J. Douglas Holladay(13)	25,000	*
Director

J.W. Marriott, Jr.	0	*
Director

Executive officers and directors as a group (16 persons)(14)	5,635,249	25.1%

*	Less than one percent.

(1)	Under Rule 13d-3 under the Securities Exchange Act of 1934, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.

(2)	Represents 2,957,080 shares held jointly by the Klaassens, as tenants by the entireties, 7,700 shares of restricted stock held by Mr. Klaassen and 262,500 shares issuable upon exercise of stock options held by

Mr. Klaassen that are exercisable within 60 days of March 1, 2003 (See “Principal Holders of Voting Securities”).

(3)	Represents 546,750 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 1,810 shares of common stock held directly.

(4)	Represents 127,000 shares of restricted stock, 486,636 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 6,839 shares of common stock held directly.

(5)	Represents 107,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 1,292 shares of common stock held directly.

(6)	Represents 361,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 1,475 shares of common stock held directly.

(7)	Represents 1,500 shares of restricted stock, 79,305 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 1,097 shares of common stock held directly.

(8)	Represents 90,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003.

(9)	Represents 41,664 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003 and 3,243 shares of common stock held directly.

(10)	Represents 169,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003.

(11)	Represents 36,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003.

(12)	Represents 38,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003.

(13)	Represents 25,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003.

(14)	Includes 2,242,855 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 1, 2003, 15,756 shares of common stock held directly, and 136,200 shares of restricted stock held by the executive officers and directors as a group and 2,957,080 shares beneficially owned jointly by Paul J. and Teresa M. Klaassen.

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth information as of March 1, 2003 with respect to the ownership of shares of Sunrise common stock by each person believed by management to be the beneficial owner of more than five percent of Sunrise’s outstanding common stock. The information is based on the most recent Schedule 13D or 13G filed with the SEC on behalf of such persons or other information made available to Sunrise. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name and Address of	Amount and Nature of	Percent of Common
Beneficial Owner	Beneficial Ownership	Stock Outstanding

Paul J. and Teresa M. Klaassen(1)	3,227,280	13.2%
7902 Westpark Drive McLean, VA 22102

Wasatch Advisors, Inc.(2)	2,065,266	9.3%
150 Social Hall Avenue, Suite 400 Salt Lake City, UT 84111

Brown Investment & Advisory & Trust	1,655,615	7.5%
Company, and its wholly owned subsidiary, Brown Advisory Incorporated(3)
19 South Street Baltimore, MD 21202

RS Investment Management Co. LLC(4)	1,275,950	5.7%
388 Market Street Suite 200 San Francisco, CA 94111

Dimensional Fund Advisors, Inc.(5)	1,213,229	5.5%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(1)	See “Stock Owned by Management.”

(2)	The Schedule 13G dated February 14, 2003 of Wasatch Advisors, Inc. states that it has sole voting and sole dispositive power with respect to 2,065,266 shares of Sunrise common stock.

(3)	The Schedule 13G dated February 14, 2003 of Brown Investment Advisory & Trust Company and Brown Advisory Incorporated states that: (a) Brown Investment Advisory & Trust Company has sole voting and sole dispositive power with respect to 529,204 shares of Sunrise common stock; and (b) Brown Advisory Incorporated has sole voting and sole dispositive power with respect to 1,126,411 shares of Sunrise common stock.

(4)	The Schedule 13G dated January 8, 2003 of RS Investment Management Co. LLC, RS Investment Management, L.P. and G. Randall Hecht states that each of RS Investment Management Co. LLC , RS Investment Management, L.P. and G. Randall Hecht has shared voting and shared dispositive power with respect to 1,275,950 shares of Sunrise common stock.

(5)	The Schedule 13G dated February 3, 2003 of Dimensional Fund Advisors states that it has sole power to vote and to dispose of 1,213,229 shares of Sunrise common stock. Dimensional Fund Advisors states in its Schedule 13G that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2004 annual meeting must be received by Sunrise no later than December 10, 2003 under the proxy soliciting rules of the SEC in order to be considered for inclusion in Sunrise’s proxy statement and form of proxy relating to the 2004 annual meeting. Nothing in this paragraph shall be deemed to require Sunrise to include in its proxy statement and proxy relating to the 2004 annual meeting any stockholder proposal which may be omitted from Sunrise’s proxy materials under applicable regulations of the SEC in effect at the time such proposal is received. Under Sunrise’s bylaws, any stockholder of Sunrise who intends to present a proposal for action at the 2004 annual meeting also must file a copy of the proposal with the secretary of Sunrise at least 60 days prior to the meeting. However, in the event that less than 75 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the 15th day following the day on which such notice of the date or public disclosure was made.

OTHER BUSINESS TO BE TRANSACTED

      The board of directors does not know of any other matters to be presented for action by the stockholders at the annual meeting. If, however, any other matters not now known are properly brought before the meeting, the persons names in the accompanying proxy will vote such proxy in the manner determined by a majority of Sunrise’s board of directors.

By order of the board of directors,

Paul J. Klaassen
Chairman of the Board
and Chief Executive Officer

McLean, Virginia

April 9, 2003

EXHIBIT A

SUNRISE ASSISTED LIVING, INC.

2003 STOCK OPTION AND RESTRICTED STOCK PLAN

      SUNRISE ASSISTED LIVING, INC., a Delaware corporation (the “Corporation”), sets forth herein the terms of this 2003 Stock Option and Restricted Stock Plan (the “Plan”) as follows:

1. PURPOSE

      The Plan is intended to advance the interests of the Corporation and any subsidiary thereof within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended (the “Securities Act”), with the term “person” as used in such Rule 405 being defined as in Section 2(2) of the Securities Act (a “Subsidiary”), by providing eligible individuals (as designated pursuant to section 4 below) with incentives to improve business results, by providing an opportunity to acquire or increase a proprietary interest in the Corporation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Corporation and its Subsidiaries, and will encourage such eligible individuals to continue to serve the Corporation and its Subsidiaries, whether as an employee, as a director, as a consultant or advisor or in some other capacity. To this end, the Plan provides for the grant of stock options (each of which is an “Option”), restricted stock (“Restricted Stock”) and stock units (“Stock Units,” and together with Options and Restricted Stock, “Awards”), as set out herein. Each Award shall be evidenced by a written agreement between the Corporation and the recipient individual (the “Award Agreement”) that sets out the terms and conditions of the Award. A person who is granted an Award under the Plan is referred to herein as a Grantee.

      An Option may be an incentive stock option (an “ISO”) intended to satisfy the applicable requirements under Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provision of any subsequently-enacted tax statute (the “Code”), or a nonqualified stock option (an “NSO”). An Option is an NSO to the extent that the Option would exceed the limitations set forth in section 7 below. An Option is also an NSO if either (i) the Option is specifically designated at the time of grant as an NSO or not being an ISO or (ii) the Option does not otherwise satisfy the requirements of Code Section 422 at the time of grant.

2. ADMINISTRATION

      (a) Board

      The Plan shall be administered by the Board of Directors of the Corporation (the “Board”), which shall have the full power and authority to take all actions and to make all determinations required or provided for under the Plan or any Award granted or Award Agreement entered into hereunder and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Award granted or Award Agreement entered into hereunder. The interpretation and construction by the Board of any provision of the Plan or of any Award granted or Award Agreement entered into hereunder shall be final, binding and conclusive.

      (b) Action by Committee

      The Board from time to time may appoint a committee consisting of two or more members of the Board of Directors who, in the sole discretion of the Board, may be the same Directors who serve on the Compensation Committee, or may appoint the Compensation Committee to serve as such committee (the “Committee”). The Board, in its sole discretion, may provide that the role of the Committee shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the Board may delegate to the Committee such powers and authorities related to the administration of the Plan, as set forth in section 2(a) above, as the Board shall determine, consistent with the Restated Certificate of Incorporation and Amended and Restated Bylaws of the Corporation and applicable law. In the event that the Plan or any Award granted or Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final and conclusive.

      (c) No Liability

      No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted or Award Agreement entered into hereunder.

3. STOCK

      The stock that may be issued pursuant to Awards under the Plan shall be shares of common stock, par value $.01 per share, of the Corporation (the “Stock”), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued pursuant to Awards under the Plan shall not exceed, in the aggregate, 750,000 shares. If any Award expires or terminates, or is terminated or canceled, for any reason prior to exercise or delivery of shares thereunder, the shares of Stock that were subject to the unexercised, forfeited, terminated or canceled portion of such Award shall be available immediately for future grants of Awards under the Plan.

4. ELIGIBILITY

      (a) Designated Recipients

      Subject to the next sentence, Awards may be granted under the Plan to (i) any director, officer or employee of the Corporation or any Subsidiary as the Board shall determine and designate from time to time or (ii) any consultant or advisor providing bona fide services to the Corporation or any Subsidiary (provided that such services must not be in connection with the offer or sale of securities in a capital-raising transaction) whose participation in the Plan is determined by the Board to be in the best interests of the Corporation and is so designated by the Board. Options granted to a full-time employee of the Corporation or a “subsidiary corporation” thereof within the meaning of Section 424(f) of the Code shall be either ISOs or NSOs, as determined in the sole discretion of the Board, and Options granted to any other eligible individual shall be NSOs.

      (b) Successive Grants

      An individual may hold more than one Award, subject to such restrictions as are provided herein.

5. EFFECTIVE DATE AND TERM OF THE PLAN

      (a) Effective Date

      The Plan shall be effective as of the date of adoption by the Board, subject to approval of the Plan within one year of such effective date by the vote of the Corporation’s stockholders in accordance with applicable law. Upon approval of the Plan by the stockholders of the Corporation as set forth above, however, all Awards granted under the Plan on or after the effective date shall be fully effective as if the stockholders of the Corporation had approved the Plan on the Plan’s effective date. If the stockholders fail to approve the Plan within one year of such effective date, any Awards granted hereunder shall be null and void and of no effect.

      (b) Term

      The Plan shall terminate ten years after the effective date.

6. GRANT OF OPTIONS

      (a) General

      Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, grant to such eligible individuals as the Board may determine (each of the whom is an “Optionee”), Options to purchase such number of shares of Stock on such terms and conditions as the Board may determine, including any terms or conditions that may be necessary to qualify such Options as ISOs under Section 422 of the Code. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify grants to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy or custom.

      (b) Limitations on Grant of Awards

      During any time when the Corporation has a class of equity security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of shares that can be granted under the Plan to any person eligible for a grant of an Award under section 4, is 250,000 shares per year subject to an Option and 250,000 shares per year pursuant to an Award of Restricted Stock or Stock Units (subject to adjustment as provided in section 18(a) hereof).

7. LIMITATIONS ON INCENTIVE STOCK OPTIONS

      An Option that is designated as being one that is intended to qualify as an ISO shall qualify for treatment as an ISO only to the extent that the aggregate fair market value (determined at the time the Option is granted) of the Stock with respect to which all options that are intended to constitute “incentive stock options,” within the meaning of Code Section 422, are exercisable for the first time by any Optionee during any calendar year (under the Plan and all other plans of the Optionee’s employer corporation and its parent and subsidiary corporations within the meaning of Section 422(d) of the Code) does not exceed $100,000. If Stock acquired by exercise of an ISO granted under this Plan is disposed of within two years following the date of grant of the ISO or one year following the transfer of the subject Stock to the Optionee (a “disqualifying disposition”), the holder of the Stock shall, immediately prior to such disqualifying disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Corporation may reasonably require.

8. OPTION AGREEMENTS

      All Options granted pursuant to the Plan shall be evidenced by agreements (“Option Agreements”), to be executed by the Corporation and by the Optionee, in such form or forms as the Board shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

9. OPTION PRICE

      The purchase price of each share of Stock subject to an Option (the “Option Price”) shall be fixed by the Board and stated in each Option Agreement. The Option Price shall be not less than the greater of par value or 100 percent of the fair market value of a share of Stock on the date on which the Option is granted (as determined in good faith by the Board); provided, however, that in the event the Optionee would otherwise be ineligible to receive an ISO by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than ten percent), the Option Price of an Option that is intended to be an ISO shall not be less than the greater of par value or 110 percent of the fair market value of a share of Stock at the time such Option is granted. In the event that the Stock is listed on an established national or regional stock exchange or The Nasdaq Stock Market, is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, in determining the fair market value of the Stock, the Board shall use the closing price of the Stock on such exchange or system or in such market (the highest such closing price if there is more than one such exchange or market) on the trading date immediately before the Option is granted (or, if there is no such closing price, then the Board shall use the mean between the highest bid and lowest asked prices or between the high and low prices on such date), or, if no sale of the Stock has been made on such day, on the next preceding day on which any such sale shall have been made.

10. TERM AND EXERCISE OF OPTIONS

      (a) Term

      Upon the expiration of ten years from the date on which an ISO is granted or on such date prior thereto as may be fixed by the Board and stated in the Option Agreement relating to such Option, that ISO shall be ineligible for treatment as an “incentive stock option,” as defined in Section 422 of the Code, and shall be exercisable only as an NSO. In the event the Optionee otherwise would be ineligible to receive an “incentive stock option” by reason of the provisions of Sections 422(b)(6) and 424(d) of the Code (relating to stock ownership of more than 10 percent), such ten year restriction on exercisability as an ISO shall be read to impose a five year restriction on such exercisability. If an Optionee shall terminate employment prior to the ten-year or five-year limitation described in the immediately preceding sentences, other than due to death, any outstanding ISO shall be ineligible for treatment as an “incentive stock option,” as defined in Section 422 of the Code, and shall be exercisable only as an NSO, unless exercised within three months after such termination or, in the case of termination on account of “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code), within one year after such termination.

      (b) Option Period and Limitations on Exercise

      Each Option granted under the Plan shall be exercisable, in whole or in part, at any time and from time to time, over a period commencing on or after the date of grant and, to the extent that the Board determines and sets forth a termination date for such Option in the Option Agreement (including any amendment thereto), ending upon the stated expiration or termination date.

      The Board in its sole discretion may specify events or circumstances, including the giving of notice, which will cause an Option to terminate as set forth in the Option Agreement or in this Plan. Without limiting the foregoing but subject to the terms and conditions of the Plan, the Board may in its sole discretion provide that an Option may not be exercised in whole or in part for any period or periods of time during which such Option is outstanding and may condition exercisability (or vesting) of an Option upon the attainment of performance objectives, upon continued service, upon certain events or transactions, or a combination of one or more of such factors, or otherwise, as set forth in the Option Agreement. Subject to the parachute payment restrictions under section 15(b), however, the Board, in its sole discretion, may rescind, modify or waive any such limitation or condition on the exercise of an Option contained in any Option Agreement, so as to accelerate the time at which the Option may be exercised or extend the period during which the Option may be exercised. Notwithstanding any other provisions of the Plan, no Option granted to an Optionee under the Plan shall be exercisable in whole or in part prior to the date on which the stockholders of the Corporation approve the Plan, as provided in section 5 above.

      (c) Method of Exercise

      An Option that is exercisable hereunder may be exercised by delivery to the Corporation on any business day, at the Corporation’s principal office, addressed to the attention of the President, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) 100 shares or such lesser number set forth in the applicable Option Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) to the extent permitted by applicable law and under the terms of the Option Agreement with respect to such Option, through the tender to the Corporation of shares of Stock, (by either actual delivery or by attestation), which shares, if acquired from the Corporation, shall have been held for at least six months at the time of tender and shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in accordance with section 9) on the date of exercise; (iii) in the case of Optionees who are not Executive Officers or Directors, to the extent permitted by applicable law and under the terms of the Option Agreement with respect to such Option, by the delivery of a promissory note of the person exercising the

Option to the Corporation on such terms as shall be set out in such Option Agreement; or (iv) by a combination of the methods described in (i), (ii) and (iii). An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Payment in full of the Option Price need not accompany the written notice of exercise provided the notice directs that the Stock certificate or certificates for the shares for which the Option is exercised be delivered to a licensed broker acceptable to the Corporation as the agent for the individual exercising the Option and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Corporation cash (or cash equivalents acceptable to the Corporation) equal to the Option Price. Executive Officers and Directors will not be permitted to use the cashless method of exercise described in this Section 10(c) without the express prior consent of the Corporation. Promptly after the exercise of an Option and the payment in full of the Option Price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or Stock certificates evidencing his ownership of such shares. A separate Stock certificate or separate Stock certificates shall be issued for any shares purchased pursuant to the exercise of an Option that is an ISO, which certificate or certificates shall not include any shares that were purchased pursuant to the exercise of an Option that is an NSO. Unless otherwise stated in the applicable Option Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or stock dividend payments attributable to the subject shares or to direct the voting of the subject shares) until the shares of Stock covered thereby are fully paid and issued to him. Except as provided in section 18 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

      (d) Date of Grant

      The date of grant of an Option under this Plan shall be the date as of which the Board approves the grant or such date as is specified by the Board.

      (e) Book Entry

      Notwithstanding any other provision of the Plan to the contrary, the Corporation may, in its discretion, use the book entry method for recording stock issuances in lieu of issuing stock certificates.

11. TRANSFERABILITY OF OPTIONS

      During the lifetime of an Optionee, only such Optionee (or, in the event of legal incapacity or incompetence, the guardian or legal representative of the Optionee) may exercise the Option, except as otherwise specifically permitted by this section 11. No Option shall be assignable or transferable other than by will or in accordance with the laws of descent and distribution; provided, however, subject to the terms of the applicable Option Agreement, and to the extent the transfer is in compliance with any applicable restrictions on transfers, an Optionee may transfer an NSO to a family member of the Optionee (defined as an individual who is related to the Optionee by blood, adoption, or marriage) or to a trust established and maintained for the benefit of the Optionee or a family member of the Optionee (as determined under applicable state law and the Code).

12. TERMINATION OF EMPLOYMENT OR OTHER RELATIONSHIP OF OPTIONEE

      In the Board’s sole discretion, the Board may include language in an Option Agreement providing for the termination of any unexercised Option in whole or in part upon or at any time after the termination of employment or other relationship of the Optionee with the Corporation or a Subsidiary (whether as an employee, a director, a consultant or advisor providing bona fide services to the Corporation or a Subsidiary, or otherwise). Whether a leave of absence or leave on military or government service shall constitute a termination of employment or other relationship of the Optionee with the Corporation or a Subsidiary for purposes of the Plan shall be determined by the Board, which determination shall be final and conclusive.

13. RESTRICTED STOCK AND STOCK UNITS

      (a) Grant of Restricted Stock or Stock Units

      The Board may from time to time grant Restricted Stock or Stock Units to persons eligible to receive Awards under section 4 hereof, subject to such restrictions, conditions and other terms, if any, as the Board may determine. Awards of Restricted Stock may be made for no consideration (other than par value of the shares which is deemed paid by services already rendered).

      (b) Restrictions

      At the time a grant of Restricted Stock or Stock Units is made, the Board may, in its sole discretion, establish a period of time (a “restricted period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different restricted period. The Board may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or individual performance objectives, which may be applicable to all or any portion of the Restricted Stock or Stock Units in accordance with subsection (i) below. Restricted Stock or Stock Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Board with respect to such Restricted Stock or Stock Units.

      (c) Restricted Stock Certificates

      The Corporation shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Corporation shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Corporation or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee, provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

      (d) Rights of Holders of Restricted Stock

      Unless the Board otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

      (e) Rights of Holders of Stock Units

(i) Voting and Dividend Rights

      Unless the Board otherwise provides in an Award Agreement, holders of Stock Units shall have no rights as stockholders of the Corporation. The Board may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Corporation’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the fair market value of a share of Stock on the date that such dividend is paid (determined in accordance with section 9).

(ii) Creditor’s Rights

      A holder of Stock Units shall have no rights other than those of a general creditor of the Corporation. Stock Units represent an unfounded and unsecured obligation of the Corporation, subject to the terms and conditions of the applicable Award Agreement.

      (f) Termination of Employment or Other Relationship

      Unless the Board otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s employment or other relationship with the Corporation or a Subsidiary, any Restricted Stock or Stock Units held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of Restricted Stock or Stock Units, the Grantee shall have no further rights with respect to such Award, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to shares of Restricted Stock or Stock Units.

      (g) Purchase of Restricted Stock

      The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Corporation at a purchase price (the “Purchase Price”) equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form determined by the Board and set forth in the Award Agreement.

      (h) Delivery of Stock

      Upon the expiration or termination of any restricted period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to shares of Restricted Stock or Stock Units settled in Stock shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

      (i) Performance Criteria

      To the extent that the Committee determines that an Award of Restricted Stock or Stock Units shall meet the requirements of Code section 162(m) and the regulations thereunder for qualifying as performance-based compensation, one or more of the following business criteria for the Corporation, on a consolidated basis, and/or specified subsidiaries or business units of the Corporation (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for Restricted Stock or Stock Unit Awards: (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to stockholders’ equity and (15) revenue.

14. USE OF PROCEEDS

      The proceeds received by the Corporation from the sale of Stock under the Plan shall constitute general funds of the Corporation.

15. PARACHUTE LIMITATIONS

      Notwithstanding any other provision of this Plan or of any other agreement, contract or understanding heretofore or hereafter entered into by the Grantee with the Corporation, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this paragraph (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of participants or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Award held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment or benefit, taking into account all other rights, payments or benefits to or for the Grantee under this Plan, all Other Agreements and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Corporation under this Plan, all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment or benefit under this Plan, in conjunction with all other rights, payments or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments or benefits under this Plan, any Other Agreements and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

16. REQUIREMENTS OF LAW

      The Corporation shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares would constitute a violation by the Grantee, the individual exercising the Award or the Corporation of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Corporation shall determine, in its discretion, that the listing, registration or qualification of any shares subject to the Award upon any securities exchange or under any state or federal law, or the consent or approval of any government regulatory or self-regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares, the Award may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Corporation, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically in connection with the Securities Act, upon the exercise of any Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered thereby, the Corporation shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the holder of such Award may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding and conclusive. The Corporation may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Award or to cause the exercise of an Award or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Award shall not be exercisable unless and until the shares of Stock covered by such Award are registered or are subject to an available exemption from registration, the exercise of such Award (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

17. AMENDMENT AND TERMINATION OF THE PLAN

      The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Awards have not been granted. The Corporation may retain the right in an Award Agreement to convert an ISO into an NSO. The Corporation may also retain the right in an Award Agreement to cause a forfeiture of the shares of Stock or gain realized by a holder of an Award (a) if the holder violates any agreement covering non-competition with the Corporation or any Subsidiary or nondisclosure of confidential information of the Corporation or any Subsidiary, (b) if the holder’s employment is terminated for cause or (c) if the Board determines that the holder committed acts or omissions which would have been the basis for a termination of holder’s employment for cause had such acts or omissions been discovered prior to termination of holder’s employment. Furthermore, the Corporation may, in the Award Agreement, retain the right to annul the grant of an Award, if the holder of such grant was an employee of the Corporation or a Subsidiary and the holder’s employment is terminated for cause, as defined in the applicable Award Agreement. Except as permitted under this section 17 or section 18 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Award, alter or impair rights or obligations under any Award theretofore granted under the Plan.

18. EFFECT OF CHANGES IN CAPITALIZATION

      (a) Changes in Stock

      If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number or kind of shares or other securities of the Corporation on account of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation, occurring after the effective date of the Plan, the number and kind of shares for the acquisition of which Awards may be granted under the Plan, and the limitations on the maximum number of shares subject to Awards that can be granted to any individual under the Plan as set forth in section 6(b) hereof, shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares for which Options are outstanding shall be adjusted proportionately and accordingly so that the proportionate interest of the holder of the Option immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares that are subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share.

      (b) Reorganization in which the Corporation is the Surviving Corporation

      Subject to subsection (c)(iv) hereof, if the Corporation shall be the surviving corporation in any reorganization, merger or consolidation of the Corporation with one or more other corporations, any Award theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger or consolidation, with, in the case of an Option, a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation. In the event of any distribution to the Corporation’s stockholders of securities of any other entity or other assets (other than dividends payable in cash or stock of the Corporation) without receipt of consideration by the Corporation, the Corporation may, in such manner as the Corporation deems appropriate, adjust (i) the number and kind of shares subject to the outstanding Awards and/or (ii) the exercise price of outstanding Options to reflect such distribution.

(c)	Dissolution, Liquidation, Sale of Assets, Reorganization in which the Corporation is not the Surviving Corporation, Etc.

      All Options outstanding hereunder shall terminate, all outstanding shares of Restricted Stock shall be deemed to have vested, and all restrictions on Stock Units shall be deemed to have lapsed: (i) upon the dissolution or liquidation of the Corporation, (ii) upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, (iii) upon a sale of substantially all of the assets of the Corporation to another person or entity or (iv) upon a merger, consolidation or reorganization (or other transaction if so determined by the Board in its sole discretion) in which the Corporation is the surviving corporation, that is approved by the Board and that results in any person or entity (other than persons who are holders of Stock of the Corporation at the time the

Plan is approved by the stockholders and other than an Affiliate) owning 80 percent or more of the combined voting power of all classes of stock of the Corporation, except to the extent provision is made in writing in connection with any such transaction covered by clauses (i) through (iv) for the assumption of such Awards theretofore granted, or for the substitution for such Awards of new options or restricted stock covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Options, either (x) each individual holding an Option shall have the right (subject to the general limitations on exercise set forth in section 10(b) above), during such period occurring before such termination as the Board in its sole discretion shall determine and designate, and in any event immediately before the occurrence of such termination, to exercise such Option in whole or in part, to the extent that such Option was otherwise exercisable at the time such termination occurs, except that, by inclusion of appropriate language in an Option Agreement, the Board may provide that the Option may be exercised before termination without regard to any installment limitation or other condition on exercise imposed pursuant to section 10(b) above or (y) the Board may elect, in its sole discretion, to cancel any outstanding Options, Restricted Stock and/or Stock Units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Board acting in good faith), in the case of each share of Restricted Stock or Stock Units, equal to the formula or fixed price per share paid to holders of shares of Stock and, in the case of Options, equal to the product of the number of shares of Stock subject to the Option multiplied by the amount, if any, by which (I) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (II) the Option Price applicable to such Option shares. The Corporation shall send written notice of a transaction or event that will result in such a termination to all individuals who hold Awards not later than the time at which the Corporation gives notice thereof to its stockholders.

      (d) Adjustments

      Adjustments under this section 18 related to stock or securities of the Corporation shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

      (e) No Limitations on Corporation

      The grant of an Award pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

19. DISCLAIMER OF RIGHTS

      No provision in the Plan or in any Award granted or Award Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ or service of or to maintain a relationship with the Corporation or any Subsidiary, or to interfere in any way with any contractual or other right or authority of the Corporation or any Subsidiary either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Corporation or any Subsidiary. The obligation of the Corporation to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Corporation to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

20. NONEXCLUSIVITY OF THE PLAN

      Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

21. CAPTIONS

      The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

22. WITHHOLDING TAXES

      The Corporation shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to Restricted Stock or upon the issuance of any shares of Stock upon the exercise of an Option. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Corporation, any amount that the Corporation may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Corporation, which may be withheld by the Corporation, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Corporation to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Corporation shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate fair market value equal to such withholding obligations. The fair market value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Corporation as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 22 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

23. OTHER PROVISIONS

      Each Award granted under the Plan may be subject to, and the Award Agreement relating to such Award may contain, such other terms and conditions not inconsistent with the Plan as may be determined by the Board, in its sole discretion. Notwithstanding the foregoing, each ISO granted under the Plan shall include those terms and conditions that are necessary to qualify the ISO as an “incentive stock option” within the meaning of Section 422 of the Code or the regulations thereunder and shall not include any terms or conditions that are inconsistent therewith.

24. NUMBER AND GENDER

      With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

25. SEVERABILITY

      If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

26. GOVERNING LAW

      The validity and construction of this Plan and the instruments evidencing the Awards granted hereunder shall be governed by the laws of the State of Delaware (excluding its choice of law rules).

PROXY STATEMENT

SUNRISE ASSISTED LIVING, INC.

April 9, 2003

SUNRISE ASSISTED LIVING, INC.

7902 Westpark Drive, McLean, Virginia 22102

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – May 12, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Sunrise Assisted Living, Inc. hereby appoints Paul J. Klaassen and Thomas B. Newell, and each of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2003 annual meeting of stockholders to be held on May 12, 2003 at 9:00 a.m., local time, at the The Ritz-Carlton – Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia, and at any adjournments or postponements, upon the following matters:

1.	To elect three directors each for a three-year term:	Thomas J. Donohue
David W. Faeder
J. Douglas Holladay

☐ FOR all nominees listed (except as marked to the contrary below)	☐ WITHHELD AUTHORITY
to vote for all nominees listed

(INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee’s name on the space provided below.)

2.	To approve the 2003 Stock Option and Restricted Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve an amendment to the Sunrise Assisted Living, Inc. Restated Certificate of Incorporation to change the company’s name to “Sunrise Senior Living, Inc.”

☐ FOR	☐ AGAINST	☐ ABSTAIN

     (Continued and to be signed and dated on reverse side.)

.   FOLD AND DETACH HERE   .
(continued from reverse side)

This proxy will be voted as directed by the undersigned stockholder. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AND IN THE MANNER RECOMMENDED BY A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time prior to its exercise.

If you receive more than one proxy card, please date, sign and return all cards in the accompanying envelope.

Dated:

(Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)